Exhibit 10.1

M/I FINANCIAL, LLC

SECOND AMENDED AND RESTATED
MORTGAGE WAREHOUSING AGREEMENT

DATED AS OF JUNE 24, 2016

COMERICA BANK
AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

AND

THE HUNTINGTON NATIONAL BANK
AS DOCUMENTATION AGENT

TABLE OF CONTENTS
Page

1.	DEFINITIONS. 1

1.1	Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings: 1

2.	REVOLVING CREDIT. 28

2.1	Commitment 28

2.2	Accrual of Interest and Maturity; Evidence of Indebtedness. 28

2.3	Requests for Advances 29

2.4	Disbursement of Revolving Credit Advances. 31
2.5     Swing Line                                          33

2.6	Interest Payments; Default Interest 35

2.7	Fees 36

2.8	Mandatory Repayment of Revolving Credit Advances; Borrowing Base Conformity 36

2.9	Optional Reduction or Termination of Revolving Credit Aggregate Commitment 37

2.10	Use of Proceeds of Advances 38
3.CONDITIONS.                                         38
3.1Conditions of Initial Advances                             38
3.2Continuing Conditions                                 40
4.REPRESENTATIONS AND WARRANTIES.                         40
4.1Corporate Authority                                 41
4.2Due Authorization                                     41
4.3Good Title; Leases; Assets; No Liens 41
4.4Taxes 41
4.5No Defaults                                     41
4.6Enforceability of Agreement and Loan Documents                 42
4.7Compliance with Laws                                 42
4.8Non-contravention                                     42
4.9Litigation                                         42
4.10Consents, Approvals and Filings, Etc                         42
4.11Agreements Affecting Financial Condition                     43
4.12No Investment Company or Margin Stock                         43
4.13ERISA                                         43
4.14Conditions Affecting Business or Properties                     43
4.15Environmental and Safety Matters 43
4.16Subsidiaries                                     44
4.17Approved Lender; Compliance with Agency Guides                 44
4.18Franchises, Patents, Copyrights, Tradenames, etc                     44
4.19Capital Structure                                     44
4.20Accuracy of Information                                 44
4.21Solvency                                         45
4.22Employee Matters                                     45
4.23No Misrepresentation                                 45
4.24Corporate Documents and Corporate Existence                     45
4.25Anti-Money Laundering/Anti-Terrorism                         45
5.AFFIRMATIVE COVENANTS.                                 46
5.1Financial Statements                                 46

i

5.2Certificates; Other Information                             46
5.3Payment of Obligations                                 47
5.4Conduct of Business and Maintenance of Existence; Compliance with Laws.     48
5.5Maintenance of Property; Insurance                         48
5.6Inspection of Property; Books and Records, Discussions                 49
5.7Notices                                         49
5.8Hazardous Material Laws                                 50
5.9Financial Covenants.                                 51
5.10Governmental and Other Approvals                         51
5.11Compliance with ERISA; ERISA Notices                         51
5.12Defense of Collateral                                 51
5.13Future Subsidiaries                                 51
5.14Accounts                                         52
5.15Use of Proceeds                                     52
5.16Mortgage Loans; Hedge Agreements                         52
5.17MERS System                                     52
5.18Further Assurances and Information                         53
5.19Custodians                                         53
6.NEGATIVE COVENANTS.                                 54
6.1Limitation on Funded Debt                             54
6.2Limitation on Liens                                 55
6.3Acquisitions                                     55
6.4Limitation on Mergers, Dissolution or Sale of Assets                 56
6.5Restricted Payments                                 56
6.6Reserved                                         57
6.7Limitation on Investments, Loans and Advances                     57
6.8Transactions with Affiliates                             58
6.9Limitations on Other Restrictions                             58
6.10Prepayment of Debt                                 58
6.11Amendment of Subordinated Debt Documents                     58
6.12Modification of Certain Agreements                         58
6.13Fiscal Year                                         58
6.14Gestation Repurchase Agreements                             58
6.15Anti-Terrorism                                     58
7.DEFAULTS.                                         59
7.1Events of Default                                     59
7.2Exercise of Remedies                                 61
7.3Rights Cumulative                                     62
7.4Waiver by Borrower of Certain Laws                         62
7.5Waiver of Defaults                                     62
7.6Set Off                                         62
8.PAYMENTS, RECOVERIES AND COLLECTIONS.                     63
8.1Payment Procedure                                 63
8.2Application of Proceeds of Collateral                         63
8.3Pro-rata Recovery                                     64
8.4Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.                                         64
9.CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.             65
9.1Circumstances Affecting LIBOR Rate Availability or Application             65
9.2Laws Affecting LIBOR Rate Availability                         65

9.3Increased Cost of Advances Carried at the LIBOR Rate                 66
9.4Capital Adequacy and Other Increased Costs.                     66
9.5Right of Lenders to Fund through Branches and Affiliates             67
9.6Taxes.                                         67
10.AGENT.                                             69
10.1Appointment of Agent                                 69
10.2Deposit Account with Agent or any Lender                     69
10.3Scope of Agent’s Duties                                 69
10.4Successor Agent                                     70
10.5Credit Decisions                                     70
10.6Authority of Agent to Enforce This Agreement                     70
10.7Indemnification of Agent                                 71
10.8Knowledge of Default                                 71
10.9Agent’s Authorization; Action by Lenders                         71
10.10Enforcement Actions by the Agent                             72
10.11Collateral Matters.                                     72
10.12Agents in their Individual Capacities                         72
10.13Agent’s Fees                                     73
10.14Documentation Agent or other Titles                         73
10.15No Reliance on Agent’s Customer Identification Program.             73
10.16Subordination Agreements                             73
10.17Indebtedness in respect of Lender Products and Hedge Agreements with Lenders 73
11.MISCELLANEOUS.                                     74
11.1Accounting Principles                                 74
11.2Consent to Jurisdiction                                 74
11.3Law of Michigan                                     74
11.4Interest                                         74
11.5Closing Costs and Other Costs; Indemnification.                     75
11.6Notices.                                         76
11.7Further Action                                     77
11.8Successors and Assigns; Participations; Assignments.                 77
11.9Counterparts                                     80
11.10Amendment and Waiver.                                 80
11.11Confidentiality                                     82
11.12Substitution or Removal of Lenders                         82
11.13Withholding Taxes                                     83
11.14[Reserved]                                         85
11.15WAIVER OF JURY TRIAL                             85
11.16USA Patriot Act Notice                                 85
11.17Complete Agreement; Conflicts                             86
11.18Severability                                     86
11.19Table of Contents and Headings; Section References                 86
11.20Construction of Certain Provisions                         86
11.21Independence of Covenants                             86
11.22Electronic Transmissions.                                 86
11.23Advertisements                                     87
11.24Reliance on and Survival of Provisions                         87
11.25Amendment and Restatement.                             87

EXHIBITS

A FORM OF REVOLVING CREDIT NOTE
B FORM OF SWING LINE NOTE
C FORM OF SECURITY AGREEMENT
D FORM OF SUBSIDIARY GUARANTY
E FORM OF ASSIGNMENT AGREEMENT
F FORM OF COVENANT COMPLIANCE REPORT
G FORM OF SWING LINE PARTICIPATION CERTIFICATE
H FORM OF MORTGAGE REPURCHASE AND INDEMNIFICATION REPORT
I-1FORM OF U.S. TAX COMPLIANCE CERTIFICATE
I-2FORM OF U.S. TAX COMPLIANCE CERTIFICATE
I-3FORM OF U.S. TAX COMPLIANCE CERTIFICATE
I-4FORM OF U.S. TAX COMPLIANCE CERTIFICATE

SCHEDULES

1.1    Percentages and Allocations
1.2    Compliance Information
1.3    Approved Investors
4.4    Taxes
4.16    Subsidiaries
4.18    Tradenames
4.19    Capital Structure
4.20    Material Contingent Obligations
6.1    Existing Debt
6.2    Existing Liens
6.7    Existing Investments
6.8    Transactions with Affiliates
11.6    Addresses for Notices

SECOND AMENDED AND RESTATED
MORTGAGE WAREHOUSING AGREEMENT
This Second Amended and Restated Mortgage Warehousing Agreement (“Agreement”) is made as of the 24th day of June, 2016, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”) and Lead Arranger, The Huntington National Bank, as Documentation Agent (“Documentation Agent”) and M/I Financial, LLC, formerly known as M/I Financial Corp. (“Borrower”).
RECITALS
A.    Borrower is engaged in the business of origination, purchase and sale of single family residential mortgage loans, and Agent, Borrower and certain financial institutions entered into that certain Amended and Restated Mortgage Warehousing Agreement dated as of March 29, 2013 (as subsequently amended or otherwise modified from time to time, the “Prior Agreement”), to finance the same.
B.    Borrower now desires to amend and replace the Prior Agreement with an amended and restated agreement evidenced by this Agreement.
C.    The Lenders are prepared to enter into such amended and restated agreement and to continue to extend credit to Borrower as aforesaid, but only on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the covenants contained herein, Borrower, the Lenders, and the Agent agree as follows:

1.	DEFINITIONS.
1.1    Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:
“Acquisition” shall mean any transaction by which a Person purchases or otherwise acquires or becomes obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.
“Adjusted Net Income” shall mean for any period, the consolidated net income (or loss) of Borrower, determined on a Consolidated basis in accordance with GAAP, including the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any of its Subsidiaries, if the Agent has received satisfactory (in form and substance) financial information related to such Person; provided that there shall be excluded (a) the income (or deficit) of Non-Guarantor Subsidiaries and Joint Ventures, except to the extent that any such income is actually received by any Credit Party in the form of dividends or similar distributions and, without duplication, (b) the undistributed earnings of any Subsidiary Guarantor of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary Guarantor is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Adjusted Total Liabilities” shall mean, as of any applicable time of determination thereof, the Total Liabilities of Borrower at such time, as determined on a Consolidated basis in accordance with GAAP, including, without limitation, amounts outstanding under all mortgage loan facilities reflected on the balance sheet of Borrower, plus amounts outstanding under all mortgage loan facilities that are not reflected on the balance sheet of Borrower and are not provided by the end purchaser of such mortgage loans, minus Subordinated Debt, and minus the Total Liabilities of the Non-Guarantor Subsidiaries and Joint Ventures, collectively, at such time, to the extent such liabilities are included on the Consolidated balance sheet of Borrower in accordance with GAAP.
“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, or the Agent under Section 2.5 hereof, including without limitation any readvance or refunding of such borrowing pursuant to Section 2.3 or 2.5 hereof.
“Advance Account” shall mean Borrower’s non-interest bearing deposit account no. 1852-717493 with Agent, which shall be titled as designated by Agent and to which Agent shall have exclusive access and control. Agent shall disburse Advances into the Advance Account from time to time for the purpose of Borrower funding Drafts furnished to a Closing Agent and wire transfers pursuant to a Wire Request, all subject to the terms and conditions of this Agreement.
“Affected Lender” shall have the meaning set forth in Section 11.12 hereof.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agency” shall mean Fannie Mae, Freddie Mac, Ginnie Mae, HUD, FHA, VA or USDA.
“Agency Guides” shall mean the Fannie Mae Guide, the Freddie Mac Guide, and the Ginnie Mae Guide.
“Agency MBS” shall mean an MBS guaranteed or issued by Fannie Mae, Freddie Mac or Ginnie Mae, in each case representing, secured or backed by a pool of Mortgage Loans consisting of any Mortgage Loan that is a Pledged Mortgage Loan at the time of formation of the related pool.
“Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 10.4 hereof.
“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, corruption or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.
“Applicable Advance Rate” shall mean the following:
(a)    With respect to a Conforming Mortgage Loan, 98%;

(b)    With respect to a Jumbo Mortgage Loan, 97%; and
(c)    With respect to a Wet Funded Loan, the Applicable Advance Rate of the underlying Mortgage Loan with respect thereto.
“Applicable Interest Rate” shall mean, the Daily Adjusting LIBOR Rate, except during any period of time during which, in accordance with the terms and conditions of this Agreement, the Indebtedness hereunder shall bear interest at the Base Rate.
“Applicable Margin” shall mean (i) with respect to any Advance accruing interest at the Daily Adjusting LIBOR Rate, two and one half of one percent (2.5%) per annum and (ii) with respect to any Advance accruing interest at the Base Rate, one and one half of one percent (1.50%) per annum.
“Approved Investor” shall mean those Persons set forth on Schedule1.3, as may be updated from time to time with the approval of the Agent, in its sole Discretion, and any other bank, trust company, savings and loan association, credit union, pension fund, Governmental Authority, insurance company, institutional investor, investment brokerage firm, mortgage banker, or other entity, determined by Agent, in its sole Discretion, to be acceptable.
“Approved Subservicer” shall mean a subservicer acceptable to Agent with whom Borrower has entered into a subservicing agreement acceptable to Agent.
“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit E hereto.
“Authorized Agent” shall mean (a) each Person who has been authorized by a resolution of the Borrower (i) to negotiate and procure loans and other credit or financial accommodations from the Lenders for or on behalf of the Borrower, (ii) to give security for any liabilities of the Borrower to the Lenders, (iii) to execute and deliver in form and content as may be required by the Agent and the Lenders any and all Loan Documents, and/or (iv) to pay the proceeds of any such loans, advances or discounts as directed by the Person so authorized to sign, (b) each employee, agent, third party vendor or other Person named under documentation or Electronic Transmissions furnished by Borrower or any Authorized Agent to the Agent from time to time in a manner determined by and acceptable to Agent, as being authorized to give telephone or Electronic Transmissions to Agent with respect to the Revolving Credit, the Collateral or otherwise in connection with this Agreement or any of the other Loan Documents, including, but not limited to, telephone or Electronic Transmissions under Section 2.3 hereof, regardless of whether such Person has been expressly authorized by a resolution of the Borrower (or otherwise authorized by the Borrower) to give such telephone or Electronic Transmissions to Agent for or on behalf of the Borrower, and (c) each Person who represents or purports to be, or makes a telephone or Electronic Transmission as, one of the Persons described in paragraph (a) or (b) above.
“Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.
“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” shall mean the per annum rate of interest which is equal to the Applicable Margin plus greater of (i) the Prime Rate for such day and (ii) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%).
“Best Efforts Commitment” shall mean an unexpired written commitment held by Borrower from an Approved Investor to purchase Mortgage Loans, in a form satisfactory to Agent, (a) that specifies (i) the type or item(s) of Mortgage Loans to be purchased, (ii) a purchase date or purchase deadline date, and (iii) a purchase price or the criteria by which the purchase price will be determined, and (b) that is a so-called “best efforts” commitment, under which the Borrower has the right, but is not obligated, to sell such Mortgage Loan(s).
“Borrower” shall have the meaning set forth in the preamble to this Agreement.
“Borrowing Base” shall mean, as of any date of determination thereof, without duplication, an amount equal to:

(a)
with respect to Pledged Conforming Mortgage Loans, other than Housing Authority Loans, where the obligor on such Mortgage Loan has a FICO Score of 620 or greater, the lesser of (i) the Collateral Value of all Pledged Conforming Mortgage Loans, and (ii) 100% of the Revolving Credit Aggregate Commitment, plus

(b)
with respect to Pledged Conforming Mortgage Loans that are Housing Authority Loans, the lesser of (i) the Collateral Value of all Pledged Conforming Mortgage Loans, and (ii) 100% of the Revolving Credit Aggregate Commitment, plus

(c)
with respect to Pledged Conforming Mortgage Loans, other than Housing Authority Loans, where the obligor on such Mortgage Loan has FICO Score of less than 620, the least of (i) the Collateral Value of all Pledged Conforming Mortgage Loans, (ii) $5,000,000 and (iii) 5% of the Revolving Credit Aggregate Commitment, plus

(d)
the lesser of (i) the Collateral Value of all Pledged Wet Funded Loans, and (ii) (x) for the first five and last five Business Days of each month, 50% of the Revolving Credit Aggregate Commitment and (y) at all other times, 35% of the Revolving Credit Aggregate Commitment, plus

(e)	the lesser of (i) the Collateral Value of all Pledged Jumbo Loans, and (ii) 10% of the Revolving Credit Aggregate Commitment;
provided, however, that (i) the Borrowing Base shall in no event include any Mortgage Loan with respect to which the Draft or Wire Request has not been honored or funded by the Lenders for any reason; and (ii) no Mortgage Loan, as to which an unfunded Drafts have been issued, may be used to calculate the Borrowing Base.
“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York.
“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.
“Cash Collateral Account” shall mean Borrower’s non-interest bearing deposit account no. 1852-717501 with Agent, which shall be titled as designated by Agent and to which Agent shall have exclusive access and control. The Cash Collateral Account shall be used for collection of payments from the proceeds of any sale or other disposition of the Collateral, and repayment of Advances, subject to the terms and conditions of this Agreement.
“Cash and Cash Equivalents” shall mean all cash and cash equivalents of any Person acceptable to Agent as Agent shall determine from time to time in its sole discretion.
“Cash and Cash Equivalents Collateral” shall mean any Cash and Cash Equivalents of any Person (other than Borrower or a Subsidiary Guarantor), held at Agent, and with respect to which such Person has granted Agent and Agent has a first priority, perfected, exclusive security interest in and lien on such Cash and Cash Equivalents to secure the Indebtedness, under security agreement(s), account control agreement(s), guaranty(ies) and other documents acceptable to Agent in its sole discretion, and which are unencumbered by any security interest or lien (other than in favor of Agent).
“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.
“Change of Control” shall mean (a) the Parent ceases to own one hundred percent (100%) of the voting power of the voting stock of Borrower, or (b) the occurrence of any of the following: (i) any Person or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event classes of stock shall have different voting powers) of voting stock of the Parent equal to at least fifty percent (50%); or (ii) as of any date a majority of the Board of Directors of the Parent consists of individuals who were not either (A) directors of the Parent as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Parent of which a majority consisted of individuals described in clause (ii)(A) above, or (C) selected or nominated to become directors by the Board of Directors of the Parent of which a majority consisted of individuals described in clause (ii)(A) above and individuals described in clause (ii)(B) above.
“Closing Agent” shall mean a title company, closing attorney or other entity which will disburse funds at settlement and insure the lien of the Mortgage in respect of any Mortgage Loan.
“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness, including, without limitation, all Cash and Cash Equivalents Collateral, if any and all “Collateral” as defined in the Security Agreement.
“Collateral Documents” shall mean the Security Agreement, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent prior to, on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.
“Collateral Value” shall mean, with respect to any applicable Mortgage Loan, the Applicable Advance Rate for such Mortgage Loan of the least of (i) the original principal amount of such Mortgage Loan, (ii) the outstanding principal amount of such Mortgage Loan as of any applicable date of determination, (iii) the cost to purchase such Mortgage Loan, if applicable, (iv) the Committed Purchase Price for such Mortgage Loan, if applicable and (v) the Market Value of such Mortgage Loan.
“Comerica Bank” shall mean Comerica Bank and its successors and permitted assigns.
“Committed Purchase Price” shall mean, with respect to any Pledged Mortgage Loan, the purchase price for such Mortgage Loan under the Take-Out Commitment for such Mortgage Loan.
“Conforming Mortgage Loan” shall mean an Eligible Mortgage Loan with respect to which each of the following statements shall be accurate and complete (and Borrower by including such Mortgage Loan in any computation of the Borrowing Base shall be deemed to so represent and warrant to Agent and the Lenders as of the date of such computation):
(a) if such Mortgage Loan is a Conventional Mortgage Loan, such Mortgage Loan is underwritten in conformity with the underwriting standards of Fannie Mae or Freddie Mac in effect at the time of such underwriting, and is otherwise eligible for inclusion in a pool supporting a Fannie Mae or Freddie Mac mortgage-backed security;
(b) if such Mortgage Loan is not a Conventional Mortgage Loan, such Mortgage Loan is (i) guaranteed or insured by FHA and/or VA (or a binding commitment to issue such guaranty or insurance is in effect with respect thereto), or (ii) a Housing Authority Loan, or (iii) a USDA Loan; and
(c) the obligor on such Mortgage Loan has a FICO Score of not less than 580.
“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and

“Consolidating” shall refer to Borrower and its Subsidiaries, determined on a Consolidated or Consolidating basis.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on, or measured by, net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Conventional Mortgage Loan” shall mean a Mortgage Loan which meets all underwriting guidelines of Fannie Mae or Freddie Mac for purchase at the time made.
“Covenant Compliance Report” shall mean the report to be furnished by Borrower to the Agent pursuant to Section 5.2(a) hereof, substantially in the form attached hereto as Exhibit F and certified by a Responsible Officer of the Borrower, in which report Borrower shall set forth the information specified therein.
“Covered Entity” shall mean (a) each Credit Party, any other Persons that guarantee the Indebtedness and/or pledge collateral to secure the Indebtedness, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above, and (c) all brokers or other agents of any Credit Party acting in any capacity in connection with this Agreement. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Parties” shall mean, collectively, the Borrower and the Subsidiary Guarantors, if any, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires. As of the Effective Date, the only Credit Party is Borrower.
“Custodial Account” shall mean a securities custodial account established and maintained by the Borrower with Securities Custodian for the purpose of holding all Agency MBS and the settlement proceeds thereof until such settlement proceeds shall be transferred to the Cash Collateral Account pursuant to the Securities Account Control Agreement. The Custodial Account shall be a “no access” account to the Borrower maintained in the Securities Custodian’s or nominee name (i.e., as bailee of, and custodian for, the Agent) for the benefit of the Agent. The Agent shall have exclusive control over the disposition of all Agency MBS and funds held in the Custodial Account, and the Borrower shall not have any right to transfer, trade or otherwise direct the disposition of such Agency MBS or funds held in the Custodial Account, except as otherwise specifically set forth in the Securities Account Control Agreement.
“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the Applicable Margin, plus the greater of (a) the LIBOR Floor and (b) the quotient of:
(a)    the LIBOR Rate;
divided by

(b)	a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;
such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.
“Debt” shall mean, as of any applicable time of determination thereof, with respect to any Person all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person on the date of determination, plus to the extent not liabilities under GAAP, repurchase facilities and early purchase programs.
“Debt-to-Tangible Net Worth Ratio” shall mean, as of any applicable time of determination thereof, the ratio of (i) Adjusted Total Liabilities, to (ii) the Tangible Net Worth at such time.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.
“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender

(or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Swing Line Lender and each Lender.
“Discretion” shall mean a determination made in good faith in the exercise of commercially reasonably business judgment (from the perspective of a secured mortgage warehouse line of credit lender).
“Distribution” is defined in Section 6.5 hereof.
“Document Custodian” shall mean any Person acting as the Borrower’s “document custodian”, as such term is used in the Agency Guides, for purposes of (a) certifying that the documentation relating to Mortgage Loans received by such Person from the Borrower is complete and acceptable under an applicable Agency Guide for purposes of including such Mortgage Loan in a pool of Mortgage Loans in which Agency MBS will represent interests and (b) holding such documentation following formation of such pools and issuance of such Agency MBS. Each Document Custodian shall at all times meet the eligibility requirements set in the applicable Agency Guide(s). As of the Effective Date, the Document Custodian shall be Wells Fargo Bank, N.A. Before making any change in the Document Custodian, the Borrower shall obtain the prior written approval of the Agent in accordance with Section 5.19. At any time that there is more than one Document Custodian, references in this Agreement to the “Document Custodian” shall mean any or all Document Custodians, as applicable.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.
“Draft” shall mean a draft on Borrower’s Advance Account which is signed by the Borrower and presented to a title company or other closing agent for purpose of closing a Mortgage Loan.
“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied.
“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement by and among the Borrower, the Agent, MERS and MERSCORP, in form acceptable to Agent in its sole discretion.
“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person)

approved by the (i) Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; provided further that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender without the consent of the Agent.
“Eligible Mortgage Loan” shall mean a Mortgage Loan (including a Wet Funded Loan) with respect to which each of the following statements shall be accurate and complete (and Borrower, by including such Mortgage Loan in any computation of the Borrowing Base, shall be deemed to so represent and warrant to the Lenders as of the date of such computation):
(a)    Such Mortgage Loan is a binding and valid obligation of the obligor thereon, in full force and effect and enforceable in accordance with its terms;
(b)    Such Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Borrower and all information set forth therein is true and correct;
(c)    Such Mortgage Loan is free of any default of any party thereto (including Borrower), other than as expressly permitted pursuant to subparagraph (d) below, counterclaims, offsets and defenses and from any rescission, cancellation or avoidance, and all right thereof, whether by operation of law or otherwise;
(d)    No payment under such Mortgage Loan is more than 30 days past due the payment due date set forth in the underlying Mortgage Note and Mortgage;
(e)    Such Mortgage Loan contains the entire agreement of the parties thereto with respect to the subject matter thereof, has not been modified or amended in any respect and is free of concessions or understandings with the obligor thereon of any kind not expressed in writing therein;
(f)    Such Mortgage Loan, and if applicable, each Agency MBS, complies with all applicable federal, state and local laws, rules and regulations governing the same, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder, all applicable usury laws and restrictions, and all applicable predatory and abusing lending laws. All notices, disclosures and other statements or information required by applicable federal, state and local law, rule or regulation to be given, and any other act required by applicable federal, state or local law, rule or regulation to be performed, in connection with said Mortgage Loan, have been given and performed as required. Said Mortgage Loan is not “high cost”, “high rate”, “high fee” or “predatory” as defined by any applicable federal, state or local predatory or abusive lending laws, such Mortgage Loan complies with terms and requirements of all Agency Guides relating to such Mortgage Loan and if applicable, each Agency MBS;
(g)    All advance payments and other deposits required to be paid on such Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Borrower to the obligor (unless loaned by Borrower in connection with its second mortgage lending program) and there have been no prepayments on account of such Mortgage Loan;
(h)    At all times such Mortgage Loan will be free and clear of all Liens, except in favor of Agent;
(i)    The property covered by such Mortgage Loan ~~is~~ insured against loss or damage by fire, flood (when required by the investor) and all other hazards normally included within standard extended coverage in accordance with the provisions of such Mortgage Loan with Borrower named as a mortgagee under a standard mortgagee endorsement and loss payee thereon;
(j)    The property covered by such Mortgage Loan (i) is free and clear of all Liens, encumbrances, easements or restrictions, except (a) such Mortgage Loan, (b) Liens for taxes, not yet due and payable, special assessments or similar governmental charges not yet due and payable or still subject to payment without interest or penalty, (c) zoning restrictions, utility easements, covenants, or conditions and restrictions of record, which shall neither defeat nor render invalid such lien or the priority thereof, nor materially impair the marketability or value of such real estate, nor be violated by the existing improvements or the intended use thereof, (d) subordinate Liens, and (e) such other Liens as may have been approved in writing by Majority Lenders and (ii) may exclude oil, gas and/or other minerals;
(k)    [Reserved];
(l)    The date of the underlying Mortgage Note is no earlier than 30 days prior to the date such Mortgage Loan is first included in the Borrowing Base;
(m)    The improvements on the property consist of a completed one-to-four unit single family residence, including but not limited to a condominium, planned unit development or townhouse but excluding in any event a co-op;
(n)    There has been delivered to Agent and the Lenders the Required Documents or the Wet Funded Required Documents;
(o)    Such Mortgage Loan is not subject to any servicing arrangement with any person other than Borrower or an Approved Subservicer nor are any servicing rights relating to such Mortgage Loan subject to any lien, claim, interest or negative pledge in favor of any person other than Agent;
(p)    Such Mortgage Loan has not been included in the Borrowing Base (whether as a Wet Funded Loan or otherwise) for more than the applicable Warehouse Period for such Mortgage Loan;
(q)    Such Mortgage Loan has not been included in the Borrowing Base except as a Wet Funded Loan, if applicable;
(r)    The Borrower has obtained an appraisal in connection with the origination of such Mortgage Loan which would satisfy either Fannie Mae or Freddie Mac appraisal requirements for such Mortgage Loan;
(s)    If the Mortgage Loan has been sent to an investor, not more than 45 days have elapsed from the date of delivery, unless the Mortgage Loan has been returned to Agent;
(t)    If the Mortgage Note or any other Required Document has been released to Borrower, not more than 20 days shall have elapsed from the date of delivery to Borrower;
(u)    The Mortgage Note with respect thereto matures not more than 30 years from the date of such Mortgage Note;
(v)    Said Mortgage Loan has been fully funded and the obligor is not entitled to any further advances under the Mortgage Note with respect thereto;

(w)    Such Mortgage Loan shall comply with all of the terms, conditions and requirements of this Agreement, including without limitation, Section 5.17 hereof;
(x)    The face amount of the Mortgage Note with respect thereto, plus the aggregate face amount of all other Mortgage Notes made by the same obligor, the Mortgage Loans for which are included in the Borrowing Base, shall not exceed $1,000,000 without the prior written consent of Agent; and
(y)    Agent shall not have notified Borrower that such Mortgage Loan is, for any reason in the exercise of Agent’s Discretion, ineligible.
“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.
“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
“Event of Default” shall mean each of the Events of Default specified in Section 7.1 hereof.
“Excluded Swap Obligation” shall mean any obligation of any Credit Party to any Lender with respect to a “swap,” as defined in Section 1a(47) of the Commodity Exchange Act (“CEA”), if and to the extent that such Credit Party’s guaranteeing of, or granting of a security interest or lien to secure, such swap obligation, is or becomes illegal under the CEA, or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant,” as defined in Section 1a(18) of the CEA and the regulations thereunder, at the time such guarantee or such security interest grant becomes effective with respect to such swap obligation. If any such swap obligation arises under a master agreement governing more than one swap, the foregoing exclusion shall apply only to those swap obligations that are attributable to swaps in respect of which such Credit Party’s guaranteeing of, or granting of a security interest or lien to secure, such swaps is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, backup withholding Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 9.6, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 11.13 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Fannie Mae” shall mean the Federal National Mortgage Association and any successor thereto.
“Fannie Mae Guide” shall mean collectively, the “Sellers’ Servicers’ Guide” published by Fannie Mae, as amended, modified, supplemented or restated from time to time.
“FATCA” shall mean sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.
“Fee Letter” shall mean the fee letter by and between Borrower and Comerica Bank dated as of April 24, 2015, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.
“Fees” shall mean the Revolving Credit Facility Fee and the other fees and charges (including any agency fees) payable by Borrower to the Lenders, Agent hereunder or under the Fee Letter.
“FHA” shall mean the Federal Housing Administration and any successor thereto.
“FICO Score” shall mean the Fair Isaac & Company or similar computer analytical objective scoring model ascertaining a borrower’s credit reputation based on a scale of 350-900, the lower the number, the greater the probability of default.
“Fiscal Year” shall mean the twelve-month period ending on each December 31.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation and any successor thereto.
“Freddie Mac Guide” shall mean the “Sellers’ Servicers’ Guide” published by Freddie Mac, as amended, modified, supplemented or restated from time to time.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Credit Percentage of outstanding Swing Line Advances made by the Swing Line Lender.
“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedge Agreement prior to the occurrence of a termination event with respect thereto.
“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied.
“General Account” shall mean Borrower’s demand deposit account no. 1852-717485 with Agent, which shall be a non-interest bearing account.
“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto or to the functions thereof.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.
“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Funded Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.
“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
“Hedge Agreement” shall mean an Interest Rate Protection Agreement or a forward sales agreement entered into in the ordinary course of the Borrower’s business to protect the Borrower against changes in interest rates or the market value of assets.
“Hedging Obligations” shall mean the payment obligations of any Credit Party in respect of any Hedge Agreement entered into between such Credit Party and any Lender.
“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.
“Housing Authority Loan” shall mean a Mortgage Loan which is subject to a Take-Out Commitment from a state housing authority under a government bond loan program.
“HUD” shall mean the Department of Housing and Urban Development and any successor thereto or to the functions thereof.
“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Subsidiary Guaranty or any of the other Loan Documents (including without limitation, net obligations arising under agreements in respect of Hedging Obligations), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to Agent or any Lender arising in connection with any Lender Products in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication. Notwithstanding the foregoing, the term “Indebtedness” shall not be deemed to include any Excluded Swap Obligations.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Pledged Mortgage Loans, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by the Borrower and a financial institution and is acceptable to the Agent.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.
“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.
“Joint Venture” shall mean any corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity that is not a Subsidiary, with outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, that is owned either directly or indirectly by Borrower or one or more of its Subsidiaries.
“Jumbo Loan” shall mean an Eligible Mortgage Loan with respect to which each of the following statements shall be accurate and complete (and Borrower by including such Mortgage Loan in any computation of the Borrowing Base shall be deemed to so represent and warrant to the Agent and the Lenders as of the date of such computation):
(a)    such Eligible Mortgage Loan would be a Conforming Mortgage Loan except that it does not meet Fannie Mae or Freddie Mac underwriting guidelines with respect to the maximum principal amount of the Mortgage Loan, but which has a maximum principal amount of not more than $1,000,000 unless approved in writing by Agent; and
(b)    the obligor on such Mortgage Loan has a FICO Score of 680 or above.
“Knowledge” of a Person shall mean, when used in the context of the phrase “to a Person’s Knowledge” or a similar reference to “Knowledge,” to such Person’s actual knowledge after reasonable inquiry and investigation.
“Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.
“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders and any assignee which becomes a Lender pursuant to Section 11.8 hereof.
“LIBOR Floor” shall mean one quarter of one percent (0.25%) per annum.
“LIBOR Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by written notice to Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its LIBOR Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its LIBOR Lending Office by written notice to Borrower and Agent.
“LIBOR Rate” shall mean the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month; provided, however, that notwithstanding anything to the contrary contained in this Agreement, if any LIBOR Rate as so determined is less than zero percent, then it shall be deemed to be zero percent for all purposes of this Agreement.
“Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, or any other similar type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.
“Liquidity” shall mean, as of any applicable date of determination, the sum of (a) Unencumbered Cash and Cash Equivalents of the Borrower on such date of determination plus (b) the Unused Revolving Credit Availability on such date of determination, plus (c) the unused availability (after giving effect to the applicable borrowing base) on such date under the Other Warehouse Lines in an aggregate amount under this clause (c) not to exceed $1,500,000.
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Subsidiary Guaranty, if any, the Subordination Agreements, if any, the Securities Account Control Agreement, the Collateral Documents, each agreement in respect of any Hedging Obligations, if any, any intercreditor agreements, and any other documents, certificates or agreements (including, without limitations, documents executed in connection with any Cash and Cash Equivalents Collateral, if any.) that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.
“Majority Lenders” shall mean at any time, Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 50.0% of the aggregate principal amount of Advances then outstanding under the Revolving Credit and Swing Line; provided that, for purposes of determining Majority Lenders hereunder, the principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.
“Mandatory Commitment” shall mean an unexpired written commitment held by Borrower from an Approved Investor to purchase Mortgage Loans, in a form satisfactory to Agent, (a) that specifies (i) the type or item(s) of Mortgage Loans to be purchased, (ii) a purchase date or purchase deadline date, and (iii) a purchase price or the criteria by which the purchase price will be determined, and (b) that is a so-called “mandatory” commitment, under which the Borrower is obligated to sell such Mortgage Loan(s).
“Market Value” shall mean what the Agent determines as the market value of any Mortgage Loan, using a commercially reasonable methodology that is, as determined in its Discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, without reference to Hedge Agreements or Take-Out Commitment. The Agent’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.
“MBS” shall mean a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (i) is based on and backed by an underlying pool of Mortgage Loans and (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc.

“MERSCORP” shall mean MERSCORP, Inc.
“MERS Loan” shall mean any Mortgage Loan made by the Borrower that is secured by a MERS Mortgage.
“MERS Member” shall mean any entity which is a member of MERS, in good standing and in compliance with all rules, regulations, procedures and requirements set forth by MERS, including, but not limited to the payment of membership dues.
“MERS Mortgage” shall mean any Mortgage registered by the Borrower on the MERS System.
“MERS System” shall mean the Mortgage Electronic Registration System established by MERS.
“Mortgage” shall mean a mortgage or a deed of trust on real estate, and securing a Mortgage Loan and also creating a valid first lien on the fee simple title to real estate referred therein.
“Mortgage Loan” shall mean a loan evidenced by a Mortgage Note and secured by a Mortgage encumbering a fee simple interest in a residential parcel of real property located in the United States, on which is situated a one to four unit single family residence together with all improvements.
“Mortgage Note” shall mean a valid and binding note, bond or other evidence of indebtedness evidencing a Mortgage Loan and secured by a Mortgage, which (a) was executed by a bona fide third person who had capacity to contract, (b) matures 30 years or less from the date thereof, and (c) complies with any other terms as may be required in writing by Agent in advance of the closing date of the applicable Mortgage Loan.
“Mortgage Servicing Rights” shall mean, with respect to the Borrower’s Servicing Portfolio, the Borrower’s servicing rights with respect thereto.
“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.
“Non-Guarantor Subsidiary” shall mean each Subsidiary of Borrower for which Borrower has not elected, pursuant to Section 5.13, to cause such Subsidiary to execute a Subsidiary Guaranty. As of the Effective Date, M/I Title Agency, Ltd. and Washington/Metro Residential Title Agency, LLC are Non-Guarantor Subsidiaries.
“Notes” shall mean the Revolving Credit Notes and the Swing Line Note.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.12).
“Other Warehouse Lines” is defined in Section 6.1(e) hereof.
“Parent” shall mean M/I Homes, Inc., an Ohio corporation.
“Participant Register” has the meaning specified in Section 11.8(f).
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.
“Permitted Acquisitions” shall mean any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the business of Borrower or its Subsidiaries substantially as conducted on the Effective Date, subject to the following conditions:

(a)	immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing;

(b)
the purchase price of such Acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, is less than Five Million Dollars ($5,000,000); and

(c)	Borrower shall have notified Agent of such Acquisition not less than ten (10) days prior to the consummation of such Acquisition.
“Permitted Investments” shall mean with respect to any Person:

(a)	(i) Governmental Obligations and (ii) mortgage backed securities issued or fully guaranteed or insured by the Freddie Mac, Fannie Mae, or a similar government sponsored enterprise or mortgage agency;

(b)
Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, with ratings of at least “A” or the equivalent thereof by a Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $200,000,000 and which has (or the holding company of which has) a commercial paper rating of at least A-1 or the equivalent thereof by a Rating Agency, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d)	Commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by a Rating Agency;

(e)
Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above; and

(g)
Any securities or evidences of indebtedness of others when acquired by Borrower or any of its Subsidiaries in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of Borrower or any Subsidiary, as applicable.

“Permitted Liens” shall mean with respect to any Person:

(a)
Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c)
(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)
any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)
minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f)
Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(g)
continuations of Liens that are permitted under subsections (a)-(f) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.
“Pledged” shall mean, with respect to any Mortgage Loan, that (a) such Mortgage Loan was originated or acquired with the proceeds of a Revolving Credit Advance hereunder, (b) the Agent holds a first priority perfected exclusive security interest in and lien on such Mortgage Loan, and (c) the Required Documents or Wet Funded Required Documents, as applicable, have been delivered to Agent.
“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.
“Purchasing Lender” shall have the meaning set forth in Section 11.12.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.
“Recipient” shall mean (a) the Agent, and (b) any Lender.
“Register” is defined in Section 11.8(h) hereof.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.
“Request for Advance” shall mean a request for an Advance submitted by the Borrower in electronic form under Article 2 of this Agreement pursuant to the customary practices and procedures of the Agent for warehouse credit facilities.
“Required Documents” shall mean, for any applicable Mortgage Loan, all of the following:

(a)	a Request for Advance in form and substance reasonably satisfactory to Agent;

(b)	the original Mortgage Note endorsed by Borrower in blank (including all interim endorsements, if applicable), in form and substance satisfactory to Agent;

(c)	a copy of the Mortgage;

(d)
(i) an original executed assignment of the Mortgage in recordable form satisfactory to Agent, or (ii) a MERS assignment of the Mortgage securing the Mortgage Note by the Borrower, in the format as may be prescribed by MERS from time to time, executed by MERS, as nominee of the Borrower, in recordable form in blank, or (iii) where the Agent, the Borrower, MERS and MERSCORP have executed an Electronic Tracking Agreement, evidence in form and substance satisfactory to the Agent, of (A) all assignments of the Mortgage Loan to Borrower (including all intervening assignments), and (B) the designation of the Agent as the “Warehouse/Gestation Lender” in the Associated Member category for the subject Mortgage, all of which occurred on the MERS System. If appropriate filing and recording information regarding such Mortgage, including the MERS Identification Number (“MIN”), has not been inserted into the assignment and the Agent has determined that such information is necessary to perfect its security interest in such Mortgage and the Mortgage Loan secured thereby, the Borrower shall promptly provide such information to the Agent when available and hereby authorizes the Agent to insert such information as appropriate (whether or not such information is supplied to the Agent by the Borrower); provided, however, the Agent shall not have any obligation to insert such information, and may require the missing information to be completed by the Borrower;

(e)	copies of all interim assignments of the Mortgage in form and substance satisfactory to Agent;

(f)
a lien letter insuring the Mortgage Loan to be a first lien on the property, from a Person unaffiliated with Borrower or any Subsidiary Guarantor, or, if a first lien letter is not available, a title policy or commitment from a title company unaffiliated with Borrower or any Subsidiary Guarantor together with a copy of the HUD-1 Settlement Statement, in each case in form and substance satisfactory to Agent;

(g)	a copy of the Take-Out Commitment, if applicable; and

(h)	any other loan documents required by Agent or any Lender from time to time.
“Requirement of Law” shall mean as to any Person, the certificate of incorporation, bylaws, articles of organization, operating agreement, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.
“Revolving Credit” shall mean the warehouse revolving credit loans to be advanced to Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.
“Revolving Credit Advance” shall mean a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance or refunding of such borrowing pursuant to Section 2.3 hereof.
“Revolving Credit Aggregate Commitment” shall mean (a) during the Step-Up Periods, One Hundred Fifty Million Dollars ($150,000,000) and (b) at all other times, One Hundred Twenty Five Million Dollars ($125,000,000), in each case, subject to reduction or termination under Section 2.9 or 7.2 hereof.
“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit.
“Revolving Credit Facility Fee” shall mean the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.7 hereof.
“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.
“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 23, 2017, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit A, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
“Revolving Credit Percentage” shall mean, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof.
“Sanctioned Country” shall mean a country subject to a Sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Sanction(s)” shall mean any sanction administered or enforced by the United States Government (including, without limitation, OFAC), or the U.S. Dept. of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Securities Custodian” shall mean the Person designated to receive Agency MBS of Borrower upon issuance thereof. Subject to Section 5.19(a), each Securities Custodian shall at all times meet the eligibility requirements, if any, set forth in the applicable Agency Guide(s), and the initial Securities Custodian shall be Bank of New York Mellon or Comerica Bank. Before making any change in the Securities Custodian, the Borrower shall obtain the prior written approval of the Agent in accordance with Section 5.19. At any time that there is more than one Securities Custodian, references in this Agreement to the “Securities Custodian” shall mean any or all Securities Custodians, as applicable.
“Securities Account Control Agreement” shall mean a written Securities Account Control Agreement among the Agent, the Borrower and the Securities Custodian, in a form and substance acceptable to the Borrower and the Agent, as it may be supplemented, amended, restated or replaced from time to time.
“Security Agreement” shall mean, collectively, the amended and restated security agreement(s) executed and delivered by Borrower, prior to or on the Effective Date pursuant to Section 3.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 5.13 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit C, as amended, restated or otherwise modified from time to time.
“Servicing Portfolio” shall mean, as of any applicable date of determination, the portfolio of Mortgage Loans with respect to which Borrower has direct servicing rights.
“Step-Up Period” shall mean the period from September 25 to October 15 of each year and from December 15 of each year to February 2 of the next year.
“Subordinated Debt” shall mean any unsecured Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.
“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.
“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.
“Subsidiary Guarantor(s)” shall mean each Subsidiary of Borrower which has, at Borrower’s election pursuant to Section 5.13, executed and delivered to Agent a Subsidiary Guaranty; provided that, for the avoidance of doubt, neither M/I Title Agency, Ltd. nor Washington/Metro Residential Title Agency, LLC shall be Subsidiary Guarantors hereunder as of the date hereof, but may, at Borrower’s election as stated above, become a Subsidiary Guarantor in the future.
“Subsidiary Guaranty” shall mean, collectively, the guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 5.13 hereof or otherwise, in each case in the form attached hereto as Exhibit D, as amended, restated or otherwise modified from time to time.
“Swing Line” shall mean the revolving credit loans to be advanced to Borrower by the Agent pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.
“Swing Line Advance” shall mean a borrowing requested by Borrower and made by Agent pursuant to Section 2.5 hereof.
“Swing Line Maximum Amount” shall mean Fifteen Million Dollars ($15,000,000).
“Swing Line Note” shall mean the swing line note issued by Borrower to Agent pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit B, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.
“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by Agent to each Revolving Credit Lender pursuant to Section 2.5(d)(ii) hereof in the form attached hereto as Exhibit G.
“Take-Out Commitment” shall mean a Mandatory Commitment or a Best Efforts Commitment.
“Tangible Net Worth” shall mean, as of any applicable time of determination, the excess of (i) (a) the net book value of the assets of Borrower and any Subsidiary Guarantor at such time, as determined for each asset in accordance with GAAP (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, capitalized servicing rights, notes and accounts receivable due from stockholders, directors, officers, employees, Affiliates or other related Persons that are not Subsidiary Guarantors, subscribed stock, Mortgage Loans held for investment (net of reserves), real property acquired by Borrower by foreclosure or deed in lieu of foreclosure (net of reserves), Mortgage Servicing Rights, and any other assets which are deemed to be intangible assets by Agent, in its sole Discretion), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less the long term component of deferred taxes and charges, plus (b) the value, as determined by Agent in its sole Discretion (and, in determining such value, Agent may discount such value by margins as Agent shall determine from time to time in its sole discretion), of all Cash and Cash Equivalents Collateral, minus (c) the aggregate amount then outstanding in respect of intercompany loans or advances made by any Credit Party to or in any Non-Guarantor Subsidiary, plus (d) the least of (x) the net book value of Mortgage Servicing Rights, (y) the most recent third party valuation of Mortgage Servicing Rights acceptable to Agent, and (z) one percent (1%) of the aggregate outstanding principal amount of the Mortgage Loans included in the Borrower’s Servicing Portfolio on such date of determination over (ii) the Adjusted Total Liabilities at such time.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions or tax or penalties applicable thereto.
“Total Liabilities” shall mean, as of any applicable time of determination thereof, with respect to any Person, all indebtedness, accrued expenses, accounts payable or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a Consolidated basis) that, in accordance with GAAP, would be included in determining total liabilities as shown on a balance sheet of that Person on the date of determination.
“Unencumbered Cash and Cash Equivalents” shall mean, as of any date of determination, the sum of all Cash and Cash Equivalents of Borrower which are not subject to any pledge, security interest, lien, mortgage, hypothecation, restriction or other encumbrance (other than in favor of Agent and other than normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.
“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base, minus the aggregate outstanding principal amount of all Advances (including Swing Line Advances).
“U.S. Borrower” is any Borrower that is a U.S. Person.
“USA Patriot Act” is defined in Section 4.7.
“USDA” shall mean the United States Department of Agriculture.
“USDA Loan” shall mean a Mortgage Loan guaranteed under the United States Department of Agriculture Guaranteed Rural Housing Loan Program.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“VA” shall mean the Veterans Administration and any successor thereto.
“Warehouse Period” shall mean (a) with respect to a Pledged Mortgage Loan which is a Wet Funded Loan, seven (7) Business Days, (b) with respect to a Conforming Mortgage Loan which is not a Wet Funded Loan, ninety (90) days, and (c) with respect to a Jumbo Mortgage Loan which is not a Wet Funded Loan, sixty (60) days.
“Wet Funded Loan” shall mean a Conforming Mortgage Loan or a Jumbo Loan with respect to which the Required Documents have not been delivered to Agent.
“Wet Funded Required Documents” shall mean a request for wet funded advance and security agreement and a Wire Request, each in form and substance satisfactory to Agent.
“Wire Request” shall mean an electronic request from the Borrower to wire funds from the Advance Account to a Closing Agent for the purpose of closing a Mortgage Loan.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party and the Agent.

2.	REVOLVING CREDIT.
2.1    Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.
2.2    Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)
Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)
Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c)
The Agent shall maintain the Register pursuant to Section 11.8(h), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d)
The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e)
Borrower’s obligations with respect to the Revolving Credit Advances owing to each Revolving Credit Lender shall be evidenced by a Revolving Credit Note, executed and delivered by Borrower to each such Revolving Credit Lender.

2.3    Requests for Advances. Borrower may request an Advance only by delivery to Agent of a Request for Advance delivered by an Authorized Signer for the Borrower, subject to the following:

(a)	each such Request for Advance shall set forth the information required on the Request for Advance, including without limitation:

(i)	the proposed date of such Advance, which must be a Business Day; and

(ii)	a description of the specific Mortgage Loans to be funded or purchased with the proceeds of such Advance;

(b)
each such Request for Advance shall be accompanied by Required Documents and/or Wet Funded Required Documents, as applicable, for the Mortgage Loans to be funded or purchased with respect thereto, and, unless the Borrower has previously funded or purchased the Mortgage Loan to be pledged with Borrower’s own funds, the Borrower shall also deliver to the Agent (a) unless such Mortgage Loan is a Wet Funded Loan, promptly but in any event within three (3) calendar days after the Required Documents with respect thereto have been delivered to Agent and on or prior to the proposed date for funding of such Advance, the Draft with respect thereto, and (b) with respect to a Wet Funded Loan, with the Wet Funded Required Documents, the Wire Request with respect thereto;

(c)	each such Request for Advance and Required Documents and/or Wet Funded Required Documents, as applicable, shall be delivered to Agent by 2:00 p.m. (Detroit time) on the proposed date for such Advance;

(d)	on the proposed date of such Advance,

(i)
the sum of the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date, after giving effect to all outstanding Requests for Advances, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;

(ii)
with respect to any Advance to be funded as a Swing Line Advance, the sum of the aggregate principal amount of all Swing Line Advances outstanding on such date, after giving effect to all outstanding Requests for Advances as of the date of determination, shall not exceed the Swing Line Maximum Amount; and

(iii)	no Advance shall exceed the Collateral Value of the Pledged Mortgage Loans with respect thereto;

(e)	a Request for Advance, once delivered to Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower as of the date thereof that:

(i)
all conditions to the making of Advances set forth in this Agreement have been satisfied and shall remain satisfied to the date of such Advance (both before and immediately after giving effect to such Advance);

(ii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and immediately after giving effect to such Advance);

(iii)	with respect to each Mortgage Loan to be funded or purchased with the proceeds of such Advance, each of the statements set forth in the definition of Eligible Mortgage Loan is true and correct; and

(iv)
the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Advance (both before and immediately after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date;

(f)
Agent, acting on behalf of the Lenders, will lend upon the telephone or Electronic Transmission request of any Authorized Agent, and Borrower hereby authorizes Agent, on behalf of the Lenders, to disburse advances of the Revolving Credit pursuant to such telephone or Electronic Transmissions. Each telephone or Electronic Transmission request for an advance of the Revolving Credit from an Authorized Agent shall constitute a certification of the matters stated or set forth in such telephone or Electronic Transmission and that all conditions to advances set forth in Section 2.3 hereof have been satisfied.

(g)
Authorized Agents may from time to time take any or all of the following actions by telephone or Electronic Transmission given or made to Agent: (i) request Advances of the Revolving Credit from Agent and provide information to Agent with respect to such Advances from time to time, (ii) execute and deliver to Agent documents, instruments and agreements for the purpose of pledging, assigning, and granting Agent, for the benefit of the Lenders, a continuing security interest and lien in and on Mortgage Loans, and other Collateral, (iii) request that Agent deliver Mortgage Loans, and other Collateral to investors and others for sale, securitization or other disposition from time to time, (iv) provide Agent with instructions for the allocation, application, distribution or other disposition of Mortgage Loans, proceeds thereof, and other Collateral from time to time, including, but not limited to, repayment of any Indebtedness, and (v) give other Electronic Transmissions to Agent from time to time with respect to the Revolving Credit, the Collateral and the Loan Documents.

(h)
Borrower expressly acknowledges and agrees that (i) Agent is authorized to lend, repay the Indebtedness and take other actions under this Agreement and the other Loan Documents in reliance on any telephone or Electronic Transmissions of an Authorized Agent, (ii) the procedure permitting requests for advances and repayments and request for the taking of other actions by an Authorized Agent based on a telephone or Electronic Transmission is for the convenience of the Borrower, is not necessarily secure and there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower assumes and accepts such risks; and (iii) all risks involved in the use of this procedure, including, but not limited to, the risk that an Authorized Agent may not be authorized by Borrower to make such requests, shall be borne by the Borrower, including but not limited to all risk of loss resulting from Advances made, Indebtedness repaid and other actions taken by Agent upon any such telephone or Electronic Transmissions, and the Borrower expressly agrees to indemnify and hold Agent harmless therefor. Without limiting the foregoing, the Borrower expressly acknowledges and agrees that Agent shall have no duty to confirm the identify or authority of any Authorized Agent requesting an Advance or repayment or other action by telephone or Electronic Transmission, and Borrower shall be obligated to assure that all Authorized Agents making requests for Advances and repayments and requesting other actions by telephone or Electronic Transmission do in fact have the authority to do so for and on behalf of Borrower. Borrower shall remain fully responsible for any amounts outstanding under the Revolving Credit if Borrower’s accounts with Agent are insufficient for the repayment of the Revolving Credit. All requests for payments are to be against collected funds.

(i)	Agent may, in its sole discretion, change its procedures for Advances from time to time upon not less than three (3) Business Days' prior notice to Borrower.
2.4    Disbursement of Revolving Credit Advances.
(a)    Upon receiving any Request for Advance from Borrower under Section 2.3 hereof, unless Agent has elected, at its option and in its sole discretion, to fund such requested Advance as a Swing Line Advance under Section 2.5, Agent shall promptly notify each Revolving Credit Lender by email, facsimile or telephone (confirmed by email or facsimile) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit

Percentage of each Revolving Credit Advance in immediately available funds to Agent, at the office of Agent located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, not later than 4:00 p.m. (Detroit time) on the date of such Advance.
(b)    Subject to submission of a Request for Advance by Borrower and satisfaction of all conditions for the making of an Advance hereunder (including, without limitation, the conditions set forth in Section 2.3 hereof), Agent shall make available to Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies, on the date of such Revolving Credit Advance, (i) in the case of a Mortgage Loan with respect to which a Wire Request has been submitted by Borrower to Agent, by wire transfer from the Advance Account to the Closing Agent account designated in the applicable Wire Request, (ii) in the case of a Mortgage Loan with respect to which a Draft has been received by Agent, by depositing such amount in the Advance Account and honoring the Draft, and (iii) in the case of a Mortgage Loan which was previously funded by the Borrower with its own funds, by depositing such amount to the General Account.
(c)    At the request of such Revolving Credit Lender, Agent shall deliver such reports as are routinely available from the Agent’s mortgage warehouse collateral system. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Revolving Credit Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date, as aforesaid. Agent may, but shall not be obligated to, make available to Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to Borrower, the Agent shall promptly notify Borrower and Borrower shall pay such amount to Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)
in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances (plus any administrative, processing or similar fees assessed by Agent in connection with the foregoing); and

(ii)	in the case of Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.
Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any

Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.
2.5    Swing Line. (a) Swing Line Advances. The Agent may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.3 and 2.5(b) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding (i) the Swing Line Maximum Amount and (ii) when added to the sum of the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date, the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.
(b)    Accrual of Interest and Maturity; Evidence of Indebtedness.

(i)
Agent shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Agent resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Agent shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Agent to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)	Borrower’s obligations with respect to the Swing Line Advances owing to Agent shall be evidenced by the Swing Line Note, executed and delivered by Borrower to Agent.

(iii)
Borrower unconditionally promises to pay to the Agent the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c)
Disbursement of Swing Line Advances. Upon receiving any executed Request for Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.3 hereof, Agent may, at its option, make available to Borrower the amount so requested in Dollars on the date of such Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given.

(d)	Refunding of or Participation Interest in Swing Line Advances.

(i)
The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on its behalf) request each of the Revolving Credit Lenders (including the Agent in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(d)(ii) hereof, the Agent shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 7.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(d)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(d)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Agent at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 9.1 hereof.

(ii)
If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(d)(i) hereof, one of the events described in Section 7.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Agent an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(d)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Agent, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation. Notwithstanding anything to the contrary, at no time shall any Lender's Advances of the Revolving Credit, plus, its pro-rata share of Refunded Swing Line Advances, plus, its pro-rata share of participation liability in Swing Line Advances exceed such Lender's Revolving Credit Commitment Amount.

(iii)
Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(d)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Agent, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(d)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Agent, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(d)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(d)(i) or (ii) hereof.

(iv)
Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Agent, the officers of the Agent immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make refund such Swing Line Advance or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6    Interest Payments; Default Interest.

(a)    Interest on the unpaid balance of all Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid (or, with respect to any Advance made under the Prior Agreement and outstanding as of the Effective Date, from the Effective Date until the date repaid), at a per annum interest rate equal to the Applicable Interest Rate, and shall be payable in immediately available funds commencing on August 1, 2016, and on the first day of each month thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Applicable Interest Rate on the date of such change in the Applicable Interest Rate. Agent may, at its option, directly charge the General Account, the Advance Account and/or the Cash Collateral Account for interest due hereunder and for any Fees, and shall promptly thereafter notify the Borrower of the occurrence thereof.
(b)    In the case of any Event of Default under Section 7.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon the request of the Majority Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus three percent (3%), but in each case only during the continuance of such Event of Default.
2.7    Fees.

(a)
From the Effective Date to the Revolving Credit Maturity Date, the Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing August 1, 2016, and on the first day of each November, February, May and August thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying 0.125% times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

(b)
In addition to the foregoing, Borrower shall pay or reimburse Agent and/or Lenders for any transaction fees payable to MERS in connection with the registration of mortgage assignments to Lenders if Borrower uses MERS.

2.8    Mandatory Repayment of Revolving Credit Advances; Borrowing Base Conformity.

(a)	Notwithstanding any other provisions of this Agreement, Borrower shall prepay, within one (1) Business Day after the occurrence of any circumstance described in clause (i) or (ii) below:

(i)
Revolving Credit Advances and Swing Line Advances, as applicable, to the extent that the aggregate outstanding principal amount of such Advances exceeds the lesser of (A) the Revolving Credit Aggregate Commitment, and (B) the Borrowing Base value of the outstanding Mortgage Loans funded with such Revolving Credit Advances or Swing Line Advances, with such payments to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent; and

(ii)
Swing Line Advances to the extent that the aggregate outstanding principal amount of Swing-Line Advances exceeds the lesser of (A) the Swing Line Maximum Amount Limit and (B) the Borrowing Base value of the outstanding Mortgage Loans funded with such Swing Line Advances.

(b)
Borrower shall cause to be maintained at all times a Borrowing Base such that the Borrowing Base value of the Pledged Conforming Mortgage Loans, Pledged Jumbo Loans and Pledged Wet Funded Loans are each not less than, at any date, the sum of the aggregate outstanding principal amounts of Advances with respect thereto and no Advance shall exceed the Borrowing Base value of the Pledged Mortgage Loans with respect thereto.

(c)
Borrower shall repay the principal amount of each Advance on the date of closing of the sale or other disposition of the specific Mortgage Loan(s) or Agency MBS, if applicable, supporting such Advance. The proceeds of any such sale, unless otherwise directed by Agent in writing, shall be paid directly to Agent (and Borrower shall so notify each investor of this requirement) by wire transfer to the Cash Collateral Account, accompanied by a copy of the Approved Investors' written purchase advice, and such wire, among other things, shall specify the applicable Mortgage Loan(s).

(d)
Notwithstanding anything to the contrary in this Agreement, in determining the Borrowing Base and the eligibility of any Mortgage Loan for inclusion therein, Agent may waive the requirement of paragraph (p) of the definition of Eligible Mortgage Loan that such Mortgage Loan not have been included in the Borrowing Base for more than the applicable Warehouse Period; provided, however, that any Mortgage Loan which is accepted by the Agent pursuant to such a waiver shall cease to be included in the Borrowing Base upon the earlier to occur of (i) one Business Day after notice of the retraction of such waiver is given to Borrower by the Agent unless at the time of giving of such notice the deficiency which originally required such waiver has been cured and (ii) three (3) Business Days after the date the waiver with respect to such Mortgage Loan became effective; and provided further, that the Borrowing Base value of such Mortgage Loan when added to the Borrowing Base value of all other Mortgage Loans included in the computation of the Borrowing Base pursuant to a waiver hereunder shall not exceed Two Million Dollars ($2,000,000) at any date.

2.9    Optional Reduction or Termination of Revolving Credit Aggregate Commitment.
Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances outstanding hereunder exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; and (iii) no such reduction shall reduce the Swing Line Maximum Amount unless Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Agent and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Revolving Credit Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Revolving Credit Advances, next to Swing Line Advances.
2.10    Use of Proceeds of Advances. Advances of the Revolving Credit shall be used solely to originate or acquire Pledged Mortgage Loans which are eligible for inclusion in the Borrowing Base, subject to the terms and conditions hereof.

3.	CONDITIONS.
The obligations of the Lenders to make Advances or loans pursuant to this Agreement are subject to the following conditions:
3.1    Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement on the Effective Date only, are subject to the following conditions:
(a)    Notes, this Agreement and the other Loan Documents. Borrower shall have executed and delivered the Notes to Agent for the account of each Lender; Borrower shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.
(b)    Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i)
corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrower, authorizing the execution and delivery of requests for Advances,

(ii)
the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance,

(iii)	a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and

(iv)	copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.
(c)    Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:

(i)	The Amended and Restated Security Agreement, in form and substance acceptable to Agent and fully executed by each party thereto and dated as of the Effective Date.

(ii)
Certified copies of Uniform Commercial Code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the State of Ohio which name any Borrower (under its present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 6.2 of this Agreement).

(iii)
Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.

(d)    Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 5.5 hereof and that such insurance policies are in full force and effect.
(e)    Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Agent and Lenders) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this

Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of any Contractual Obligations, in each case to which such Person is a party or by which such Person is bound.
(f)    Opinions of Counsel. The Credit Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.
(g)    Payment of Fees. Borrower shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, all interest and fees owing by Borrower and accrued through the Effective Date under the Prior Agreement, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent).
(h)    Due Diligence. Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, such reports or due diligence materials as Agent and the Majority Lenders may reasonably request. By their signatures hereon, Agent and the Lenders acknowledge and agree that they have received all such reports and due diligence materials.
(i)    Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to his or her respective Knowledge, (a) the conditions set forth in this Section 3 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since December 31, 2015, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Borrower or any other Credit Party.
(j)    Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by Agent to Borrower) from Borrower.
(k)    Evidence of Accounts. Agent shall have received satisfactory evidence that the Advance Account, the General Account and the Cash Collateral Account are open.
3.2    Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement shall be subject to the continuing conditions that:
(a)    No Default or Event of Default shall exist as of the date of the Advance; and
(b)    Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

4.	REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants to the Agent and the Lenders as follows:

4.1    Corporate Authority. Each Credit Party is a limited liability company (or other business entity) duly formed and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary, and is in good standing in each such jurisdiction, except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.
4.2    Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrower (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 4.10, below, do not require the consent or approval of any Governmental Authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.
4.3    Good Title; Leases; Assets; No Liens.
(a)    Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it and that are material to the operation of such Credit Party’s business, subject only to the Liens permitted under section 6.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;
(b)    The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;
(c)    Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the Knowledge of all Responsible Officers (or any one of them) of Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and
(d)    There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 6.2 of this Agreement.
4.4    Taxes. Except as set forth on Schedule 4.4 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
4.5    No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

4.6    Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
4.7    Compliance with Laws. (a) To the Knowledge of all Responsible Officers (or any one of them) of Borrower, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
4.8    Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.
4.9    Litigation. There is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the Knowledge of Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.
4.10    Consents, Approvals and Filings, Etc. No material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, Governmental Authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the Knowledge of all Responsible Officers (or any one of them) of Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
4.11    Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.
4.12    No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.
4.13    ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
4.14    Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.
4.15    Environmental and Safety Matters.

(a)	All facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b)	to the Knowledge of all Responsible Officers (or any one of them) of Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i)	claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii)	written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c)
to the Knowledge of all Responsible Officers (or any one of them) of Borrower, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

4.16    Subsidiaries. Except as set forth on Schedule 4.16, no Credit Party has any Subsidiaries.
4.17    Approved Lender; Compliance with Agency Guides. (a) Borrower is (i) a Freddie Mac, Fannie Mae and Ginnie Mae approved seller (issuer)/servicer, (ii) a HUD direct endorsement lender, and (iii) an FHA/VA and USDA approved lender, in each case, in good standing; and (b) Borrower is (i) in compliance in all material respects with the terms and requirements of each Agency Guide applicable to it; and (ii) duly qualified and licensed as a mortgage banker or mortgage broker in each jurisdiction where such qualification is required in order for the Borrower to transact its business as presently conducted or proposed to be conducted.
4.18    Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 4.18 contains a true and accurate list of all prior names used by any Credit Party during the five-year period ending as of the Effective Date.
4.19    Capital Structure. Schedule 4.19 attached hereto sets forth (i) the holders of all of the Equity Interests of the Borrower on and as of the Effective Date and (ii) all issued and outstanding Equity Interests of each other Credit Party, including the number of authorized, issued and outstanding Equity Interests of each such Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except as set forth on Schedule 4.19 and except with respect to any Lien granted on the Equity Interests of the Borrower) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 4.19, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.
4.20    Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended December 31, 2015, furnished to Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. Any projections and other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
(b)    From December 31, 2015, there has been no material adverse change in the business, operations, condition or property of the Credit Parties, taken as a whole.
(c)    To the Knowledge of all Responsible Officers (or any one of them) of Borrower, as of the Effective Date, (i) except as set forth on Schedule 4.20, the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed or reserved against and (ii) there are no unrealized or anticipated losses from any present Contractual Obligations of the Credit Parties which, in the case of subsections (i) and (ii), such contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.
4.21    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor do the Responsible Officers (or any one of them) of Borrower have any Knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.
4.22    Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the Knowledge of all Responsible Officers (or any one of them) of Borrower, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. There are no union contracts or agreements to which any Credit Party is party as of the Effective Date.
4.23    No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, that, to the Knowledge of all Responsible Officers (or any one of them) of Borrower, could reasonably be expected to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.
4.24    Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 1.2 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of organization, operating agreement and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.2 hereto.
4.25    Anti-Money Laundering/Anti-Terrorism

No Covered Entity (a) is a Sanctioned Person; or (b) either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or to its knowledge, in the possession, custody or control of a Sanctioned Person; (ii) to its knowledge, does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.

5.	AFFIRMATIVE COVENANTS.
Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of the Subsidiary Guarantors to:
5.1    Financial Statements. Furnish to the Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:

(a)
(i) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, members equity, and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent certified public accounting firm reasonably satisfactory to the Agent; and

(b)
as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter (unless such fiscal quarter end is also the end of a Fiscal Year), commencing with the first fiscal quarter end after the Effective Date, Borrower prepared unaudited Consolidated and Consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income, members equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.
5.2    Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:

(a)
Concurrently with the delivery of the financial statements described in Sections 5.1(a) for each fiscal year end, and 5.1(b) for each quarter end, a Covenant Compliance Report (or, in the case of the Borrower prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Report) duly executed by a Responsible Officer of Borrower;

(b)	[Reserved];

(c)
As of the last day of each quarter or more frequently as reasonably requested by the Agent or the Majority Lenders, a mortgage pipeline and hedge position report in form and substance satisfactory to Agent;

(d)	As soon as available, but in any event no later than thirty (30) days after and as of the end of each quarter, a loan closing detail report in form and detail satisfactory to Agent;

(e)	As soon as available, and in any event on the last day of each quarter, a secondary marketing report;

(f)
Within fifteen (15) days after receipt of each agency audit, including audits of HUD, Fannie Mae, Freddie Mac and any other investors, a copy of such agency audit, and copies of Borrower’s responses within fifteen (15) days of filing or submission;

(g)
Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(h)
Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(i)	Within thirty (30) days after the end of each quarter, a mortgage repurchase and indemnification request report in the form attached hereto as Exhibit H;

(j)
Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as Agent may reasonably specify; and

(k)	Such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.
5.3    Payment of Obligations. Pay, discharge or otherwise satisfy, before they become delinquent, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
5.4    Conduct of Business and Maintenance of Existence; Compliance with Laws.
(a)    Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;
(b)    Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted pursuant to Section 6.4;
(c)    Take such actions or cause to be done all things necessary to preserve and keep in full force and effect Borrower’s corporate or limited liability company existence, rights, franchises, licenses and approvals, including without limitation, its status as a Freddie Mac, Fannie Mae and Ginnie Mae approved seller (issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, a Ginnie Mae approved lender and an FHA/VA approved lender, in each case, in good standing; comply with the terms and requirements of each Agency Guide applicable to it and all Requirements of Law, including but not limited to the Secure and Fair Enforcement for Mortgage Licensing Act, 12 USC 5101-5116 (the “SAFE Act”), all state mortgage loan originator licensing acts and all other state laws mandated by the SAFE Act; maintain all permits, licenses, approvals and agreements which it is required to maintain or comply with where failure to do so could result in a Material Adverse Effect; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times;
(d)    Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(e)    (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.
5.5    Maintenance of Property; Insurance. Keep its insurable properties (including, without limitation, any Collateral at any time securing all or any part of the Indebtedness) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under a “broad form property coverage” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Agent, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be satisfactory to Agent. Borrower will promptly deliver to Agent, at Agent’s request, evidence satisfactory to Agent that such insurance has been so procured. If Borrower fails to maintain satisfactory insurance as herein provided, Agent shall have the option (but not the obligation) to do so, and Borrower agrees to repay the Lenders, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Lenders. Borrower hereby appoints Agent, or any employee or agent of Agent, as Borrower’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Agent, or any employee or agent of Agent, on behalf of such Borrower, exercisable after the occurrence and during the continuance of an Event of Default, to adjust and compromise any loss under any insurance constituting or pertaining to the Collateral, including without limitation, any insurance obtained by Agent under the preceding sentence, and to endorse any check or draft payable to Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Indebtedness; provided, however, that Agent shall not be required hereunder so to act.
5.6    Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Collateral, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that, absent the occurrence and continuance of an Event of Default, the Credit Parties shall not be obligated to reimburse for more than one such audit and one such appraisal per fiscal year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, Borrower authorizes, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.
5.7    Notices. Promptly give written notice to the Agent of:

(a)	the occurrence of any Default or Event of Default of which any Credit Party has Knowledge and the occurrence of any Reportable Compliance Event of which any Credit Party has Knowledge;

(b)
any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, in each case of which any Responsible Officers of any Credit Party has Knowledge which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 5.1(a) hereof, in each case of which any Responsible Officers of any Credit Party has Knowledge;

(c)
the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d)
the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) of which any Responsible Officer of any Credit Party has Knowledge which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e)
(i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent);

(f)
not less than fifteen (15) Business Days (or such other shorter period to which Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g)
any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.
5.8    Hazardous Material Laws.
(a)    Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;
(b)    (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;
(c)    To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;
(d)    Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 5.8.
5.9    Financial Covenants.
(a)    Maintain at all times Tangible Net Worth of not less than $12,500,000.
(b)    Maintain at all times Liquidity of not less than $6,250,000.
(c)    Maintain at all times a Debt to Tangible Net Worth Ratio of not more than 10:1.
(d)    Maintain, as of the end of each calendar month, for the twelve months then ending, Adjusted Net Income of not less than $1.00.
5.10    Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, Governmental Authority or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.
5.11    Compliance with ERISA; ERISA Notices. (a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    Promptly notify Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.
5.12    Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 6.2.
5.13    Future Subsidiaries.

Cause each new, existing or hereafter created or acquired Domestic Subsidiary that Borrower elects to designate as a Subsidiary Guarantor to execute and deliver to Agent, for and on behalf of each of the Lenders (unless waived by Agent), within thirty (30) days after the date Borrower notifies Agent of Borrower’s election to so designate such Domestic Subsidiary (or such longer time period as Agent may determine), a Subsidiary Guaranty in form reasonably satisfactory to Agent, in its sole discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Agent.
5.14    Accounts. Maintain the Advance Account, Cash Collateral Account and the General Account with Agent.
5.15    Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.10 hereof. Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.
5.16    Mortgage Loans; Hedge Agreements.

(a)	Enforce payment and collection, at Borrower’s expense, of all Pledged Mortgage Loans;

(b)	make appropriate notations on its books of all assignments and pledges of Mortgage Loans to Agent in connection herewith;

(c)
promptly notify Agent of any default under any such Mortgage Loan, or of the cancellation, revocation or termination of any Take-Out Commitment related thereto or of the refusal by an investor to purchase any such Mortgage Loan;

(d)	comply with and maintain in full force and effect all Take-Out Commitments with respect to such Mortgage Loans and subject to no liens, assignments or other interests (other than to Agent); and

(e)	with respect to all Pledged Mortgage Loans not covered by a Best Efforts Commitment, maintain at all times a Hedge Agreement with respect thereto acceptable to Agent.
5.17    MERS System. The Agent, Lenders and the Borrower hereby confirm the appointment of Comerica Bank as collateral agent with respect to MERS Loans. During any time during which Borrower is using the MERS System, Borrower shall (a) at all times, maintain its status as a MERS Member, (b) at all times, employ officers who have the authority, pursuant to a corporate resolution from MERS, to execute assignments of mortgage in the name of MERS in the event deregistration from the MERS System is necessary or desirable, (c) at all times remain in full compliance with all terms and conditions of membership in MERS, including the MERSCORP, Inc. “Rules of Membership” most recently promulgated by MERSCORP, Inc., the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or MERSCORP, as each of the foregoing may be modified from time to time, including, but in no way limited to, compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of mortgages, registration of mortgages on the MERS System, including registration of the interest of the Agent in such mortgages and membership requirements, (d) promptly, upon the request of the Agent, execute and deliver to the Agent an assignment of mortgage, in blank, with respect to any MERS Mortgage that the Agent determines shall be removed from the MERS System, (e) at all times maintain the Electronic Tracking Agreement in full force and effect, (f) promptly provide to Agent a copy of any notice received from MERS or MERSCORP pursuant to Section 4(a) of Borrower’s Electronic Tracking Agreement, and (g) as soon as practical but in any event not later than seven (7) business days after any MERS Mortgage is funded from an advance of the Revolving Credit, cause Agent (by its OrgID 1005205) to be designated as the “Warehouse/Gestation Lender” in the Associated Member category for such MERS Mortgage on the Registration Details Screen of the MERS System (and any MERS Mortgage not so designated within said period shall automatically cease to be an Eligible Mortgage Loan, anything in this Agreement to the contrary notwithstanding). Borrower shall not de-register or attempt to de-register any Pledged Mortgage Loan from the MERS System unless Borrower has complied with the requirements set forth in the Electronic Tracking Agreement and the requirements hereof and the other Loan Documents relating to a release of a Pledged Mortgage Loan. Borrower shall indemnify, defend (using counsel selected by Agent) and hold harmless Agent and the other Lenders, its employees, agents, shareholders, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limit, attorney fees) of whatever kind (excluding, however, any such claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of Agent, the other Lenders or any of their respective Affiliates) (collectively, “Losses”) arising out of or related to (i) Borrower’s failure to comply with or breach of the provisions of this paragraph or the Electronic Tracking Agreement, or (ii) the use by Borrower and Agent of the MERS System in connection with Mortgage Loans under or in connection with this Agreement.
5.18    Further Assurances and Information. (a) Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 6.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to Agent, and prepared at the expense of the Borrower.
(b)    Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the expense of the Borrower, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.
(c)    Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.
5.19    Custodians.

(a)
On or before August 23, 2016 (or such later date as agreed to by Agent in its sole discretion), establish a Custodial Account with the Securities Custodian and deliver to the Agent a Securities Account Control Agreement, executed by the Agent, the Borrower and the Securities Custodian, as the custodian.

(b)
Provide the Agent with at least thirty (30) days’ prior written notice of any proposed initial appointment of, or change in, as applicable, the Document Custodian and Securities Custodian, and in connection therewith, if the Agent’s consent to such initial appointment or change, as applicable, is given, the Borrower shall make any revisions to its warehousing procedures that are required to satisfy the Agent’s operations policies in place at such time, including, if requested or required by the Agent, furnishing or causing to be furnished to the Agent custodial and/or intercreditor agreements, in form and substance satisfactory to the Agent, from the Borrower’s proposed Document Custodian and/or Securities Custodian. Further, the Borrower shall at all times maintain the Custodial Account in a manner acceptable to the Agent and comply with its obligations under the Securities Account Control Agreement.

6.	NEGATIVE COVENANTS.
Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of the Subsidiary Guarantors to:
6.1    Limitation on Funded Debt. Create, incur, assume or suffer to exist any Funded Debt, except:

(a)	The Indebtedness;

(b)
any Funded Debt of Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets, all of such Funded Debt existing on the Effective Date being set forth in Schedule 6.1 attached hereto, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence or renewal thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Funded Debt at any one time outstanding (including, without limitation, any Funded Debt of the type described in this clause (b) which is set forth on Schedule 6.1 hereof) shall not exceed $500,000, and any renewals or refinancings of such Funded Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Funded Debt;

(c)	Subordinated Debt;

(d)	Funded Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 6.7 hereof;

(e)
Funded Debt constituting other mortgage warehouse lines of credit and mortgage loan purchase facilities from time to time obtained by Borrower (“Other Warehouse Lines”), all of such Other Warehouse Lines existing on the Effective Date being set forth in Schedule 6.1 attached hereto, provided that both at the time of and immediately after giving effect to the incurrence of the commitment thereunder or renewal thereof no Event of Default shall have occurred and be continuing, provided in the case of an Event of Default that is capable of cure, Borrower shall not be precluded from incurring a commitment for or renewing Funded Debt from Other Warehouse Lines unless Borrower has failed to cure such Event of Default within thirty (30) days of the earlier of (i) Agent’s delivery of notice to Borrower of such Event of Default and (ii) the date that the Borrower became aware of such Event of Default;

(f)
other Funded Debt existing on the Effective Date which is otherwise not expressly provided for in this Section 6.1, all of which is set forth in Schedule 6.1 attached hereto and any renewals or refinancing of such Funded Debt, provided that (i) the aggregate principal amount of such renewed or refinanced Funded Debt shall not exceed the aggregate principal amount of such Funded Debt outstanding on the Effective Date, (ii) the renewal or refinancing of such Funded Debt shall be on substantially the same or no less favorable terms to Borrower as in effect on the Effective Date, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Funded Debt; and

(g)	any other Funded Debt which is otherwise not expressly provided for in this Section 6.1 in an aggregate principal amount outstanding from time to time not to exceed $5,000,000.
6.2    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)	Permitted Liens;

(b)
Liens securing Debt permitted by Section 6.1(b), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired;

(c)	Liens in favor of the Agent created pursuant to the Loan Documents;

(d)	Liens on Mortgage Loans of Borrower, other than the Collateral, to secure Other Warehouse Lines permitted under Section 6.1(e);

(e)
Liens, existing on the Effective Date which are otherwise not expressly provided for in this Section 6.2, all of which are set forth on Schedule 6.2 and renewals, refinancings and extensions thereof on substantially the same or no less favorable terms to the Borrower as in effect on the Effective Date and otherwise in compliance with this Agreement; and

(f)
any other Liens (other than with respect to Collateral) which are not otherwise expressly provided for in this Section 6.2 to secure Funded Debt permitted under Section 6.1(h) in an aggregate principal amount outstanding from time to time not to exceed $5,000,000.

6.3    Acquisitions. Except for acquisitions permitted under Section 6.7 and Permitted Acquisitions, enter into any Acquisition without the prior written consent of the Required Lenders.

6.4    Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a)	Sales of any MBS and Mortgage Loans (not constituting Collateral) in the ordinary course of business;

(b)	obsolete, damaged, uneconomic or worn out machinery, parts or equipment, or machinery, parts or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c)
mergers or consolidations of any Subsidiary of Borrower with or into Borrower or any Subsidiary Guarantor so long as the Borrower or such Subsidiary Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(d)
any Subsidiary of Borrower may liquidate or dissolve into Borrower or a Subsidiary Guarantor if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(e)
sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to Borrower or a Subsidiary Guarantor, provided that the applicable Borrower or Subsidiary Guarantor takes such actions as Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(f)	sales of Mortgage Loans that constitute Collateral to Approved Investors, to the extent permitted and subject to the terms under the Security Agreement;

(g)	the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(h)	dispositions of owned or leased vehicles in the ordinary course of business and

(i)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any sale or disposition of assets (not constituting Collateral) which are otherwise not expressly provided for in this Section 6.4, as to which the consideration received is cash or cash equivalents and the sales price is at least equal to the fair market value of the assets sold and does not exceed $2,000,000 for each such sale or disposition or series of related sales or dispositions.

The Lenders hereby consent and agree to the release by Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 6.4.
6.5    Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a)	each Credit Party may pay cash Distributions to the Borrower;

(b)
each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(c)
Borrower may pay cash Distributions to its shareholders, so long as, both before and after giving effect to such cash Distributions, no Default or Event of Default has occurred and is continuing or would result therefrom.

6.6    Reserved.
6.7    Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a)	Permitted Investments;

(b)	sales on open account in the ordinary course of business;

(c)	Investments in respect of Hedge Agreements provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(d)	Investments in Mortgage Loans in the ordinary course of business;

(e)	so long as no Default or Event of Default has occurred and is continuing or would result therefrom, joint ventures with financial institutions to facilitate the origination and sale of Mortgage Loans;

(f)
(i) intercompany loans or advances made by any Credit Party to or in Borrower or any Subsidiary Guarantor; and (ii) intercompany loans or advances made by any Credit Party to or in any Non-Guarantor Subsidiary;

(g)	Investments in Subsidiaries (not otherwise expressly provided for in this Section 6.7);

(h)	Investments existing on the Effective Date which are otherwise not expressly provided for in this Section 6.7 and listed on Schedule 6.7 hereof;

(i)	Permitted Acquisitions; and

(j)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments not otherwise expressly provided for in this Section 6.7 which are made in the ordinary course of business in an aggregate unpaid principal amount not to exceed $5,000,000 at any one time.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 6.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.
6.8    Transactions with Affiliates. Except as set forth in Schedule 6.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrower or Subsidiary Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.
6.9    Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to Borrower or any Subsidiary Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except that documents evidencing the Debt permitted under Sections 6.1(b) and 6.1(e) may include such restrictions solely with respect to the assets that are permitted to secure such Debt under Sections 6.2(b) and 6.2(d).
6.10    Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt, except to the extent permitted under the applicable Subordinated Debt Documents and, if one exists, the applicable Subordination Agreement.
6.11    Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.
6.12    Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.
6.13    Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than December 31.
6.14    Gestation Repurchase Agreements. Enter into any gestation repurchase or similar agreements binding on the Borrower.
6.15    Anti-Terrorism. Permit (i) any Covered Entity to become a Sanctioned Person, (ii) any Covered Entity, either in its own right or through any third party, to (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) to its Knowledge, do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law;

(C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Indebtedness will not be derived from any unlawful activity, and shall cause each Covered Entity to comply with all Anti-Terrorism Laws.

7.	DEFAULTS.
7.1    Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)
non-payment when due of (i) the principal on the Indebtedness under the Revolving Credit (including the Swing Line), (ii) interest on the Indebtedness under the Revolving Credit (including the Swing Line) within three (3) Business Days after the same is due and payable, or (ii) any Fees within three (3) Business Days after the same is due and payable;

(b)
non-payment of any other amounts due and owing by Borrower under this Agreement or by any Borrower under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;

(c)
default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 5.1, 5.2, 5.4(a) and (e), 5.5, 5.6, 5.7, 5.9, 5.13 through 5.18, inclusive or Article 6 in its entirety, provided that an Event of Default arising from a breach of Sections 5.1 or 5.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 5.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 5.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d)
default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by Borrower or any Subsidiary Guarantor and continuance thereof for a period of thirty (30) consecutive days;

(e)
any representation or warranty made by Borrower or any Subsidiary Guarantor herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f)
(i) default by Borrower or any Subsidiary Guarantor in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder and other than with respect to any Other Warehouse Line), whether under a direct obligation or guaranty of Borrower or any Subsidiary Guarantor in excess of $250,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and/or (ii) failure to comply with the terms of any obligations of Borrower or any Subsidiary Guarantor with respect to any indebtedness for borrowed money (other than Indebtedness hereunder and other than with respect to any Other Warehouse

Line) in excess of $250,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which in each case of subclause (i) and (ii), continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or to require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g)
the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of $200,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against Borrower or any Subsidiary Guarantor, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h)
the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i)
except as expressly permitted under this Agreement, any Credit Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by such Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a

Credit Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(j)	if there shall occur any Change of Control;

(k)
(i) the revocation, termination or attempted revocation or termination of, or the failure of any party (other than the Agent and the Lenders) to comply with, or any breach by any party (other than the Agent and the Lenders) under, any Subsidiary Guaranty, Subordination Agreement or intercreditor agreement, if executed, (ii) the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than any Lender or Agent), (iii) such subordination provisions shall fail to be enforceable by Agent and the Lenders in accordance with the terms thereof, or (iv) the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions;

(l)	[Reserved];

(m)
a default or event of default by Borrower under or with respect to any Other Warehouse Lines which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate all or any of the indebtedness thereunder; and

(n)
any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender or Agent), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

7.2    Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 7.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent may, and shall, upon being directed to do so by the Majority Lenders, charge any deposit or other account of Borrower with Agent or any Lender, including without limitation, the General Account, Cash Collateral Account and Advance Account, for any or all of

the Indebtedness, without notice to Borrower (any requirement for such notice being expressly waived by Borrower); (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances and Swing Line Advances with respect to which Section 2.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then Applicable Interest Rate plus three percent (3%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law. In addition, upon the occurrence and during the continuance of an Event of Default, Agent may, with respect to Pledged MERS Loans, direct MERS, pursuant to the applicable Electronic Tracking Agreement, to remove Borrower from the “Servicer” category on the MERS System and insert in place thereof, the Agent or its designee, or direct MERS to take such other action with respect to the Pledged MERS Loans as the Agent deems advisable.
7.3    Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.
7.4    Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.
7.5    Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 11.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.
7.6    Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrower but subject to the provisions of Section 8.3 hereof (any requirement for such notice being expressly waived by Borrower), setoff and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower and any property of Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrower of the occurrence thereof; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 8.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held for the benefit of the Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. Borrower hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement. The rights of each Lender under this Section 7.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

8.	PAYMENTS, RECOVERIES AND COLLECTIONS.
8.1    Payment Procedure.
(a)    All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) (or such later time as agreed to by Agent) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit. Any payment received by the Agent after 1:00 p.m. (Detroit time) (or such later time as agreed to by Agent) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, in like funds and currencies, of all amounts received by it for the account of such Lender.
(b)    Unless the Agent shall have been notified in writing by Borrower at least two (2) Business Days prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.
(c)    Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.
8.2    Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 7.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to all principal, interest and fees owing under or in connection with the Revolving Credit (including the Swing Line), next to any obligations owing by any Credit Party in respect of any Hedging Obligations on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.
8.3    Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Swing Line held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Revolving Credit Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
8.4    Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.
(a)    The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrower or any of its Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.
(b)    If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 11.10.
(c)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 7.6 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 2.3 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances and funded and unfunded participations in Swing Line Advances are held by the Lenders pro rata in accordance with their respective Revolving Credit Percentages without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by Agent at the request of the Swing Line Lender among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of Swing Line Advances prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Revolving Credit Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.
(e)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or the Swing Line Lender (with a copy to the Agent), the Borrower shall cash collateralize the Swing Line Lender’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to any cash collateral provided by such Defaulting Lender) in an amount not less than an amount determined by the Agent or the Swing Line Lender by depositing such amounts into an account controlled by the Agent.

9.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.
9.1    Circumstances Affecting LIBOR Rate Availability or Application. If Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders, or shall determine in good faith that the Daily Adjusting LIBOR Rate will not accurately or fairly cover or reflect the cost to the Lenders of maintaining any of the Indebtedness at such rate, then Agent shall forthwith give notice thereof to Borrower. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, the Base Rate shall be the Applicable Interest Rate for all Advances.
9.2    Laws Affecting LIBOR Rate Availability. If any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective LIBOR Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, such Lender shall forthwith give notice thereof to Borrower and to Agent. Thereafter, (a) the obligations of the Lenders to make Advances which bear interest at or by reference to the Daily Adjusting LIBOR Rate shall be suspended and thereafter the Base Rate shall be the Applicable Interest Rate for all Advances, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate.
9.3    Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law:

(a)
shall subject any of the Lenders (or any of their respective LIBOR Lending Offices) to any tax, duty or other charge with respect to any Advance (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (c) Connection Income Taxes) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof; or

(b)
shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective LIBOR Lending Offices) or shall impose on any of the Lenders (or any of their respective LIBOR Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error. If any Lender requests compensation under this Section 9.3 or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.6, then such Lender use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the commercially reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 9.3 or 9.6, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
9.4    Capital Adequacy and Other Increased Costs.

(a)
If any Change in Law, affects or would affect the capital or liquidity requirements of a Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of required capital or liquidity is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify Borrower, and thereafter Borrower shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any such reduction which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrower, reasonably promptly after becoming aware of any event described in this Section 9.6(a) and shall be conclusively presumed to be correct, absent manifest error.

(b)
Notwithstanding the foregoing, however, Borrower shall not be required to pay any increased costs under Sections 9.3 or 9.4 for any period ending prior to the date that is 180 days prior to the making of a Lender’s initial request for such additional amounts (provided that this provision will not apply to any increased costs resulting from a Change in Law of the type referred to in clauses (x), (y) or (z) of the definition thereof), unless the applicable Change in Law is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable Change in Law resulting in such increased costs.

9.5    Right of Lenders to Fund through Branches and Affiliates. Each Lender may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrower or the Agent.
9.6    Taxes.

(a)
Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent, timely reimburse it for the payment of, any Other Taxes.

(c)
As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 9.6, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.6, (including by payment of additional amounts pursuant to this Section 9.6), it shall pay to the indemnifying party an amount equal to such refund or indemnification (but only to the extent of additional amounts or indemnification paid under this Section 9.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) to the extent that such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)
The Borrower shall indemnify each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f)
Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8(f) hereof relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest effort. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (f).

(g)	For purposes of this Section 9.6, the term “applicable law” includes FATCA.

(h)
Each party’s obligations under this Section 9.6 and Section 11.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of a Lender, the termination of Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

10.	AGENT.
10.1    Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.
10.2    Deposit Account with Agent or any Lender. Borrower authorizes Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon notice to the Borrower to charge General Account, Cash Collateral Account, Advance Account and any other account maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.
10.3    Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any email, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
10.4    Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 10 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
10.5    Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.
10.6    Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

10.7    Indemnification of Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Revolving Credit Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.
10.8    Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.
10.9    Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Revolving Credit Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.
10.10    Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.
10.11    Collateral Matters.
(a)    The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
(b)    The Lenders irrevocably authorize the Agent, in its Discretion, to the full extent set forth in Section 11.10(c) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary Guarantor that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 11.10; (2) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 6.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Subsidiary Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11(b).
10.12    Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

10.13    Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the Fee Letter on the terms set forth therein. The agency fees referred to in this Section 10.13 shall not be refundable under any circumstances.
10.14    Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
10.15    No Reliance on Agent’s Customer Identification Program.
(a)    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.
(b)    Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.
10.16    Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 10.16). Each Lender further agrees to be bound by the terms and conditions of each subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Lender hereby authorizes Agent to issue blockages notices in connection with any Subordinated Debt at the direction of Majority Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).
10.17    Indebtedness in respect of Lender Products and Hedge Agreements with Lenders. Except as otherwise expressly set forth herein, no Lender that obtains the benefits of the provisions of Section 8.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Indebtedness arising under Lender Products and under agreements evidencing Hedging Obligations unless the Agent has received written notice of such Indebtedness, together with such supporting documentation as the Agent may request, from the applicable Lender.

11.	MISCELLANEOUS.
11.1    Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.
11.2    Consent to Jurisdiction. The Borrower, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrower, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 11.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.
11.3    Law of Michigan. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.4    Interest. In the event the obligation of Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Revolving Credit Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.
11.5    Closing Costs and Other Costs; Indemnification.

(a)    Borrower shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrower, (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties~~.~~ and (c) all costs and expenses with respect to the shipment by Agent of Mortgage Loans to investors or others for purchase. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against Borrower or any other Credit Party, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent’s or such Affiliate’s or Lender’s relationship with Borrower hereunder or otherwise, shall also be paid by Borrower. All of said amounts required to be paid by Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Applicable Interest Rate, plus three percent (3%).
(b)    Borrower agrees to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 11.5(b), provided that, the Borrower shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.
(c)    The Borrower agrees to defend, indemnify and hold harmless Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/

or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 11.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of Borrower under this Section 11.5(c) shall be in addition to any and all other obligations and liabilities Borrower may have to Agent or any of the Lenders at common law or pursuant to any other agreement.
11.6    Notices.

(a)
Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 11.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.6 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.

(b)
Notices and other communications provided to the Agent and the Lenders under this Agreement or any other Loan Document may be delivered or furnished by Electronic Transmission pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Transmission (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the intended recipient’s receipt of such notice or other communication, and (ii) notices and other communications posted to any E-System shall be deemed received upon the receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or other communication is available and identifying the website address therefore. The notice and other communications described in this paragraph may include requests from Authorized Agents described in Section 2.3 hereof. Immediately upon receipt from time to time of such Electronic

Transmissions, Agent is authorized to lend and take other actions under this Agreement and the other Loan Documents in reliance thereon.
11.7    Further Action. Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.
11.8    Successors and Assigns; Participations; Assignments.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.
(b)    The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.
(c)    No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).
(d)    Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i)
each such assignment shall be in a minimum amount of the lesser of (x) Ten Million Dollars ($10,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit be less than Ten Million ($10,000,000); and

(ii)
the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit E (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms~~,~~ and is recorded in the Register maintained by the Agent under clause (h) of this Section 11.8 and the Agent has confirmed that the assignment satisfies the requirements of this Section 11.8, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 11.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment)

and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
Upon request, Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. Each of the Agent, each Lender and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.
(e)    The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrower or any of Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i)	such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)	a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii)
such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Subsidiary Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 11.10(a)(i) through (iv) and (vi) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 7.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 8.3 hereof as though it were a Lender; provided further that each participant shall be subject to the requirements of Section 11.13 (it being understood that the documentation required under Section 11.13 shall be delivered to the participating Lender, which the participating lender shall provide to Borrower pursuant to Section 11.13) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8(d).
(f)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
(h)    Borrower hereby designates the Agent, and Agent agrees to serve, as the Borrower’s non-fiduciary agent solely for purposes of this Section 11.8(h) to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Revolving Credit Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only, for a Lender, with respect to any entry relating to such Lender’s Revolving Credit Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.
(i)    Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 11.11 hereof or shall otherwise agree to be bound by the terms thereof.
(j)    Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.
11.9    Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.
11.10    Amendment and Waiver.
(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Subsidiary Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (i) increase the stated amount of such Lender’s commitment hereunder, (ii) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (iv) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Subsidiary Guarantor or otherwise), (v) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (vi) change the definitions of “Revolving Credit Percentage”, “Majority Lenders”, “Eligible Mortgage Loan”, “Borrowing Base”, “Applicable Advance Rate”, “Collateral Value”, Sections 8.2 or 8.3 hereof or this Section 11.10, or any of the defined terms used in the definition of “Borrowing Base” or “Collateral Value”; provided, further, that notwithstanding the foregoing no amendment, waiver, or consent shall, unless in a writing signed by the Agent, (1) affect the rights or duties of the Agent under this Agreement or any other Loan Document, (2) reduce the principal of, or interest on, the Swing Line Note, or (3) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like). Notwithstanding the foregoing or anything else herein to the contrary, Agent may, in its sole discretion and without the consent of any of the other Lenders, agree or consent to allow a Mortgage Loan that was previously an “Eligible Mortgage Loan” but that no longer qualifies as an “Eligible Mortgage Loan” to be included in the Borrowing Base and deemed to be an “Eligible Mortgage Loan” for a period of time not to exceed ten (10) days, so long as the aggregate amount of all such Mortgage Loans included in the Borrowing Base at any one time pursuant to this paragraph does not exceed Three Million Dollars ($3,000,000).
(b)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).
(c)    The Agent shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 11.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Subsidiary Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.
(d)    Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
(e)    Notwithstanding the foregoing, no amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 11.10 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment and restatement, shall have no commitment or other obligation to maintain or extend credit under this Agreement (as so amended and restated) and (ii) which, substantially contemporaneously with the effectiveness of such amendment and restatement, shall have received payment in full of all Indebtedness owing to such Lender under the Loan Documents (other than any Indebtedness owing to such Lender in connection with Lender

Products or under any Hedge Agreements between a Credit Party and such Lender). From and after the effectiveness of any such amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto, except that any such Lender shall retain the benefits of those indemnification provisions hereof which, by the terms hereof would survive the termination of this Agreement.
11.11    Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 11.8(i) hereof.
11.12    Substitution or Removal of Lenders.
(a)    With respect to any Lender (i) whose obligation to make Advances has been suspended pursuant to Section 9.2 or 9.3, (ii) that has demanded compensation under Sections 9.3 or 9.4, (iii) that has become a Defaulting Lender or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrower may, at the Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an Eligible Assignee (which may be one or more of the Lenders) (such Eligible Assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation that due to the Affected Lender under Sections 9.3 and 9.4 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 11.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 11.12, the

Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 11.8.
(b)    If any Lender is an Affected Lender of the type described in Section 11.12(a)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), the Borrower may, with the prior written consent of the Agent, and notwithstanding Section 8.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any Commitments by an amount equal to the Non-Compliant Lender’s Percentage of the Commitment of such Non-Compliant Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation that due to the Non-Compliant Lender under Sections 9.3 or 9.4 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Borrower shall deliver to the Agent, for the benefit of the Swing Line Lender, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.
11.13    Withholding Taxes.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.13(a)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(i)
any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    executed originals of IRS Form W-8ECI;

(C)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(iii)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv)
if a payment made to a Lender or Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form, certification or other documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or other documentation or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(b)    Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income Tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the Borrower with respect thereto.
For purposes of this Section 11.13, the term “applicable law” includes FATCA.
11.14    [Reserved].
11.15    WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.
11.16    USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such

Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.
11.17    Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Advance, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.
11.18    Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.
11.19    Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.
11.20    Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
11.21    Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.
11.22    Electronic Transmissions.

(a)
Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)
All uses of an E-System shall be governed by and subject to, in addition to Section 11.6 and this Section 11.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c)
All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates, nor the Borrower or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates or the Borrower or its Affiliates in connection with any E -Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Credit Parties and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-Systems.

(d)
Borrower hereby indemnifies, saves and holds Agent and the Lenders, and any of their respective past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of the use of telephone or Electronic Transmissions or E-Systems under or in connection with this Agreement or any of the other Loan Documents; provided, however, that the foregoing indemnification shall not be applicable to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Agent. The provisions of this paragraph shall survive repayment of the Indebtedness and satisfaction of all obligations of Borrower to Agent and termination of this Agreement.

11.23    Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.
11.24    Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrower and the Lenders, as applicable, set forth in Sections 10.7 and 11.5 hereof (together with any other indemnities of any Credit Party or Lender contained elsewhere in this Agreement or in any of the other Loan Documents) hereof shall survive the termination of this Agreement and the other Loan Documents, repayment in full of the Indebtedness and the termination of any commitment to extend credit.
11.25    Amendment and Restatement.

(a)
This Agreement amends, restates, replaces and supersedes in its entirety the Prior Agreement; provided, however, nothing contained herein shall impair the liens and security interests established or continued by the Prior Agreement, which liens and security interests shall continue in full force and effect. All “Pledged Mortgage

Loans” (as defined in the Prior Agreement) which are owned by the Borrower and included in the “Borrowing Base” (as defined in the Prior Agreement) under the Prior Agreement as of the date hereof (the “Existing Pledged Mortgage Loans”), shall be included in the Borrowing Base as Pledged Mortgage Loans under this Agreement as if originally funded with Advances under this Agreement so long as such Existing Pledged Mortgage Loans meet all of the requirements for eligibility and inclusion in the Borrowing Base under this Agreement, provided, however, (a) the Warehouse Periods for such Existing Pledged Mortgage Loans shall commence from the time such Existing Pledged Mortgage Loans were first included in the “Borrowing Base” (as defined in the Prior Agreement) under the Prior Agreement, and (b) such Existing Pledged Mortgage Loans shall be deemed to comply with the requirement of paragraph (l) of the definition of “Eligible Mortgage Loan” under this Agreement if the date of each underlying Mortgage Note for such Existing Pledged Mortgage Loans was not earlier than 30 days prior to the date such Existing Pledged Mortgage Loans were first included in the “Borrowing Base” (as defined in the Prior Agreement) under the Prior Agreement.

(b)
The parties hereto acknowledge and agree that (i) this Agreement, the Notes, and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Indebtedness” (as defined in the Prior Credit Agreement) under the Prior Credit Agreement as in effect prior to the Effective Date; (ii) such “Indebtedness” is in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens as granted under the Collateral Documents securing payment of such “Indebtedness” are in all respects continuing and in full force and effect and secure the payment of the Indebtedness (as defined in this Agreement) and are hereby fully ratified and affirmed; and (iv) upon the effectiveness of this Agreement all Advances made under the Prior Agreement and outstanding on the Effective Date will be part of the Advances hereunder on the terms and conditions set forth in this Agreement. Without limitation of the foregoing, Borrower hereby fully and unconditionally ratifies and affirms all Collateral Documents to which it is a party and agrees that all collateral granted thereunder shall from and after the date hereof secure all Indebtedness hereunder.

(c)
Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of Borrower contained in the Prior Agreement, Borrower acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Prior Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that Borrower’s monetary obligations under the Prior Agreement in respect of the advances thereunder are evidenced by this Agreement as provided herein. All indemnification obligations of Borrower pursuant to the Prior Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Prior Agreement pursuant to this Agreement.

(d)
On and after the Effective Date, (i) each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “Note” shall mean and be a Note as defined in this Agreement.

(e)
On the Effective Date, each Lender shall have Percentages in the Revolving Credit Aggregate Commitment and Advances outstanding hereunder equal to the applicable percentages set forth in Schedule 1.1 hereto. To facilitate the foregoing, each Lender which as a result of the adjustments of Percentages evidenced by Schedule 1.1 hereto is to have a greater principal amount of any outstanding Advances than such Lender had with respect to such Advances under the Prior Agreement immediately prior to the Effective Date shall deliver to the Agent immediately available funds to cover such Advances (and the Agent shall, to the extent of the funds so received, disburse funds to each Lender which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Advances outstanding than such Lender had under the Prior Agreement). The Lenders agree that all interest and fees accrued under the Prior Agreement shall constitute the property of the Lenders which were parties to the Prior Agreement and shall be distributed (to the extent received from the Borrower) to such Lenders on the basis of the Percentages in effect under the Prior Agreement. Furthermore, it is acknowledged and agreed that all fees paid under the Prior Agreement shall not be recalculated, redistributed or reallocated by Agent among the Lenders.

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Administrative Agent and a Lender

By:
Name:
Title:

M/I FINANCIAL, LLC

By:
Name:
Title:

THE HUNTINGTON NATIONAL BANK

By:
Name:
Title:

BMO HARRIS BANK N.A.

By:
Name:
Title:

Schedule 1.1

Percentages and Allocations
Revolving Credit Facilities
During Each Step-Up Period:

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	40.00%	$60,000,000
The Huntington National Bank	30.00%	$45,000,000
BMO Harris Bank N.A.	30.00%	$45,000,000
TOTALS	100%	$150,000,000

At all other times:

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	40.00%	$50,000,000
The Huntington National Bank	30.00%	$37,500,000
BMO Harris Bank N.A.	30.00%	$37,500,000
TOTALS	100%	$125,000,000

Schedule 1.2
Compliance Information

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers
M/I Financial, LLC	3 Easton Oval Columbus, Ohio 43219	Limited liability company	Ohio	Ohio Organizational ID: 621252 FEIN: 31-1076317